An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular
October 22, 2020
Subject to Completion

RED OAK CAPITAL INTERMEDIATE INCOME FUND, LLC

625 Kenmoor Avenue SE, Suite 200

Grand Rapids, Michigan 49546

(616) 734-6099

6.0% Senior Secured Bonds

$50,000,000 Aggregate Maximum Offering Amount (50,000 Bonds)
$50,000 Minimum Purchase Amount (50 Bonds)

Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company, or the Company, is offering a maximum of $50,000,000 in the aggregate, of its 6.0% senior secured bonds, or the “Bonds,” pursuant to this offering circular. The purchase price per Bond is $1,000, with a minimum purchase amount of $50,000, or the “minimum purchase;” however, the Company, in the Manager’s sole discretion, reserves the right to accept smaller purchase amounts. The Bonds will bear interest at a rate equal to 6.0% per year payable to the record holders of the Bonds quarterly in arrears on January 25th, April 25th, July 25th and October 25th of each year, beginning on the first such date that corresponds to the first full quarter after the initial closing in the offering. The Bonds will be issued in four series, Series A, Series B, Series C and Series D, with the sole difference between the series being their respective maturity dates, over a 2-year period starting from the date of qualification of the Offering Statement of which this Offering Circular is a part. Each series of Bonds beginning with Series A will be issued for a total of six months. Each series of Bonds will mature on the date which is the last day of the 30th month from the initial issuance date of Bonds in such series. For illustration purposes, if the initial issuance date for a series of Bonds is September 1, 2021, then the Bonds in such series would mature on March 30, 2024. Upon maturity, and subject to the terms and conditions described in this offering circular, the Bonds will be automatically renewed for at the same interest rate for an additional two years, unless redeemed upon maturity at our or your election.

i

The Bonds will be secured by a senior blanket lien on all of our assets, or the “collateral,” and will rank pari passu in right of payment with all our other senior secured indebtedness from time to time outstanding, senior in right of payment to our future indebtedness from time to time outstanding that is expressly subordinated to the Bonds, senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in the collateral owned by us, and structurally junior to all the indebtedness of our subsidiaries.

The Bondholders will have the right to have their Bonds redeemed (i) 90 days from the issuance date of any Bond and (ii) in the case of a holder’s death or total permanent disability, each subject to notice, discounts and other provisions contained in this offering circular. See “Description of Bonds – Redemption Upon Death or Disability” and “Description of Bonds – Bondholder Redemption” for more information.

The Bonds will be offered to prospective investors on a best efforts basis by Crescent Securities Group, Inc., or our “managing broker-dealer,” a Texas corporation and a member of the Financial Industry Regulatory Authority, or “FINRA.” “Best efforts” means that our managing broker-dealer is not obligated to purchase any specific number or dollar amount of Bonds, but it will use its best efforts to sell the Bonds. Our managing broker-dealer may engage additional broker-dealers, or “selling group members,” who are members of FINRA to assist in the sale of the Bonds. At each closing date, the proceeds for such closing will be disbursed to our company and Bonds relating to such proceeds will be issued to their respective investors. We expect to commence the sale of the Bonds as of the date on which the offering statement is declared qualified by the United States Securities and Exchange Commission, or the “SEC” and terminate the offering on December 31, 2022 or the date upon which our Manager determines to terminate the offering, in its sole discretion. Notwithstanding the previous sentence, our Manager has the right to extend this offering beyond December 31, 2022 for two consecutive six-month periods. If we extend the offering, we will offer Series E and Series F Bonds, for the first and second six-month periods of such extension, with the maturity date of each such series being the last day of the 30th month from the initial issuance date of Bonds in such series.

	Price to Investors	Managing Broker-Dealer Fees and Expense Reimbursements(1)(2)	Proceeds to Company	Proceeds to Other Persons

Per Bond(3)	$1,000	$7.50	$992.50	$0

Maximum Offering Amount of Bonds(3)	$50,000,000	$375,000	$49,625,000	$0
_________
(1) The Bonds will be sold solely to certain purchasers, including those purchasing through a registered investment advisor. See “Plan of Distribution – Eligibility to Purchase Bonds.”  This includes (a) a managing broker-dealer fee of up to 0.25% of the gross proceeds of the offering and (b) a wholesaling fee of up to 0.50% of gross proceeds from the certain sales of the Bonds . The managing broker-dealer may reallow all or a portion of the wholesaling fee to selling group members for nonaccountable expense reimbursements and/or sales commissions on sales of the Bonds. We will not pay a wholesaling fee on any sales made through a registered investment advisor that’s not dually registered with a member of FINRA. Kevin Kennedy, an officer and member of the board of managers of our Sponsor, and Raymond Davis, an officer of our Manager, are registered as associated persons of our managing broker-dealer. As a result, they may be paid all or a part of any fees resulting from Bonds sold directly by them or through certain selling group members. See “Use of Proceeds” and “Plan of Distribution” for more information.

(2) The table above does not include an organizational and offering fee, or O&O Fee of 0.50% of offering proceeds ($250,000 at the maximum offering amount) payable to our Manager. Our Manager will be entitled to retain as compensation any amount by which the O&O Fee exceeds actual organization and offering expenses. To the extent organizational and offering expenses exceed 0.50% of the gross proceeds raised in the offering, our Manager will pay such amounts without reimbursement from us. In no event will the O&O Fee payable to our Manager exceed 0.50% of the offering proceeds.

(3) All figures are rounded to the nearest dollar.

Generally, no sale may be made to you in the offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Bonds is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Currently, there is no market for the Bonds being offered, nor does our company anticipate one developing. Prospective investors should carefully consider and review that risk as well as the RISK FACTORS beginning on page 8 of this offering circular. We are not an investment company and are not required to register under the Investment Company Act of 1940; therefore, investors will not receive the protections of such act.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE COMMISION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

FORM 1-A DISCLOSURE FORMAT IS BEING FOLLOWED.

TABLE OF CONTENTS

Contents
OFFERING CIRCULAR SUMMARY	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
RISK FACTORS	6
USE OF PROCEEDS	23
PLAN OF DISTRIBUTION	24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31
GENERAL INFORMATION AS TO OUR COMPANY	33
INVESTMENT POLICIES OF OUR COMPANY	34
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	40
ERISA CONSIDERATIONS	43
DESCRIPTION OF BONDS	45
LEGAL PROCEEDINGS	50
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	51
BOARD OF MANAGERS AND EXECUTIVE OFFICERS	52
EXECUTIVE COMPENSATION	55
COMPENSATION OF OUR MANAGER AND ITS AFFILIATES	56
LIMITATIONS ON LIABILITY	57
INDEPENDENT AUDITORS	58
LEGAL MATTERS	59
WHERE YOU CAN FIND ADDITIONAL INFORMATION	60
INDEX TO FINANCIAL STATEMENTS	F-1

ABOUT THIS OFFERING CIRCULAR

The information in this offering circular may not contain all of the information that is important to you. You should read this entire offering circular and the exhibits carefully before deciding whether to invest in the Bonds. See “Where You Can Find Additional Information” in this offering circular.

Unless the context otherwise indicates, references in this prospectus supplement to the terms “company,” “we,” “us,” and “our,” refer to Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company; our “Manager” refers to Red Oak Capital Participation Fund GP, LLC, a Delaware limited liability company, our sole member and manager, and or our “Sponsor” refers to Red Oak Capital Group, LLC, a Delaware limited liability company, and its subsidiaries.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding whether to invest in the Bonds. You should carefully read this entire offering circular, including the information under the heading “Risk Factors” and all information included in this offering circular.

Our Company. Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company, was formed on June 24, 2020 to acquire minority participation interests in commercial real estate loans, or Participation Loans, made by other funds sponsored by the Sponsor and its affiliates, or the Sponsored Funds. The Company, and any other loan participant, intends to enter into a loan participation agreement, or a Participation Agreement, pursuant to which we will share the rights, obligations and benefits of the Participation Loan with the Sponsored Fund which shall retain the majority of the participation interest in the Participation Loan.  The Company expects the economic terms of the Participation Loans to differ from the economic terms of the portion of the loans funded by the Sponsored Funds.  The Sponsored Funds will not have any right to participate in the economics of the Company’s Participation Loans. The Sponsored Funds will act as lead lenders under the applicable Participation Agreement and shall be solely responsible for the administration and servicing of the Participation Loans, subject to certain consent rights of the Company. See “Investment Policies of our Company – Participation Loan Decision Rights” for further information.

The Company will not act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

Our principal executive offices are located at 625 Kenmoor Avenue SE, Suite 200, Grand Rapids, Michigan 49546, and our telephone number is (616) 734-6099. For more information on our Sponsor, its website is www.redoakcapitalgroup.com. The information on, or otherwise accessible through, our Sponsor’s website does not constitute a part of this offering circular.

Our Sponsor and Management. Our Sponsor is a Grand Rapids, Michigan based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. Its senior management includes partners who retain licenses in mortgage lending, real estate brokerage and the securities industry. Combined, this incorporates over 70 years of experience in commercial loan originations, lending and analyses, regulatory compliance and real estate portfolio management. Our Sponsor has significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for our Company.

The Offering. We are offering to investors the opportunity to purchase up to an aggregate of $50,000,000 of Bonds. See “Plan of Distribution - Who May Invest” for further information. The Bonds will be issued in four series, Series A, Series B, Series C and Series D, with the sole difference between the series being their respective maturity dates, over a 2-year period starting from the date of qualification of the Offering Statement of which this Offering Circular is a part. Each series of Bonds beginning with Series A will be issued for a total of six months. Each series of Bonds will mature on the date which is the last day of the 30th month from the initial issuance date of Bonds in such series. The offering will continue through December 31, 2022 or the date upon which our Manager terminates the offering, in its sole discretion, or the “offering termination.” Notwithstanding the previous sentence, our Manager has the right to extend this offering beyond December 31, 2022 for two consecutive six-month periods. If we extend the offering, we will offer Series E and Series F Bonds, for the first and second six-month periods of such extension, with the maturity date of each such series being the last day of the 30th month from the initial issuance date of Bonds in such series.

   Our company will conduct closings in this offering on the 20th of each month or, if the 20th is not a business day, the next succeeding business day, assuming there are funds to close, or the “closing dates,” and each, a “closing date,” until the offering termination. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. On each closing date, offering proceeds for that closing will be disbursed to us and Bonds will be issued to investors, or the “Bondholders.” If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber. The offering is being made on a best-efforts basis through Crescent Securities Group, Inc., or our managing broker-dealer.

Issuer	Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company.

Securities Offered	Maximum – $50,000,000, aggregate principal amount of the Bonds.

Maturity Date
Each series of Bonds offered hereby will mature on the date which is the last day of the 30th month from the initial issuance date of Bonds in such series.

For illustration purposes, if the initial issuance date for a series of Bonds is September 1, 2021, then the Bonds in such series would mature on March 30, 2024.

Upon maturity, and subject to the terms and conditions described in this offering circular, the Bonds will be automatically renewed at the same interest rate for an additional two years, unless redeemed upon maturity at our or your election. If the Bonds are not renewed and without the consent of the Bondholders, we may elect to extend the maturity date of the Bonds for an additional six months to facilitate the redemption of the Bonds. See “Description of Bonds – Maturity and Renewal” for more information.

Interest Rate	6.0% per annum computed on the basis of a 360-day year.

Interest Payments
Paid to the record holders of the Bonds quarterly in arrears, each January 25th, April 25th, July 25th and October 25th, for the preceding fiscal quarter ending March 31st, June 30th, September 30th and December 31st, respectively, beginning on such payment date immediately following the first full fiscal quarter after the initial closing in the offering and continuing until the Maturity Date. Interest will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Interest on each Bond will accrue and be cumulative from the end of the most recent interest period for which interest has been paid on such Bond, or if no interest has paid, from the date of issuance.

Offering Price	$1,000 per Bond.
Ranking
The Bonds will be senior secured obligations and will rank:

● pari passu in right of payment with all our other senior secured indebtedness from time to time outstanding;
● senior in right of payment to our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the Bonds;
● senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in the collateral owned by us; and
● structurally junior to all the indebtedness of our subsidiaries.

Security	The Bonds will be secured by a senior blanket lien on all assets of our Company, including all of our assets acquired with proceeds from the offering.

Use of Proceeds
We estimate that the net proceeds we will receive from this offering will be approximately $49,375,000 if we sell the maximum offering amount, after deducting fees payable to our managing broker-dealer and selling group members, and payment of the O&O Fee to our Manager. As sales made through a registered investment advisor that’s not dually registered with a member of FINRA are without any nonaccountable expense reimbursements, the net proceeds from the offering will depend upon the amount of such sales.

We plan to use substantially all of the net proceeds from this offering to acquire minority participation interests in commercial real estate loans originated by other funds sponsored by our Sponsor consistent with our investment strategies. We may also use a portion of the net proceeds to pay fees to our Manager or its affiliates and for other general corporate purposes. See “Use of Proceeds” for additional information.

Certain Covenants
The indenture will limit the indebtedness incurred by us, directly or indirectly (including debt of our subsidiaries), to 49% of the outstanding principal of any loans or other assets owned, directly or indirectly, by us. For purposes of complying with the 49% limitation described above, any principal owed on the Bonds will not be considered indebtedness

Change of Control - Offer to Purchase
If a Change of Control Repurchase Event as defined under “Description of Bonds - Certain Covenants” in this offering circular, occurs, we must offer to repurchase the Bonds at a price that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus (i) 1.02 times the then outstanding principal amount of the Bonds if such Bonds are at least four years from maturity; (ii) 1.015 times the then outstanding principal amount of the Bonds if such Bonds are at least three years, but no more than four years, from maturity; (iii) 1.01 times the then outstanding principal amount of the Bonds if such Bonds are at least two years, but no more than three years, from maturity; and (iv) the then outstanding principal amount of the Bonds if no more than two years from maturity.

Bondholder Redemption
The Bonds will be redeemable at the election of the Bondholder beginning 90 days from the issuance date of the applicable Bond. In order to be redeemed, the Bondholder must provide written notice to us at our principal place of business. Our Manager shall have full discretion to decide how many Bond redemptions shall occur in any quarterly period. We will have 90 days from the date such notice is provided to either (i) set the redemption date which shall be the last day of the corresponding quarterly period or (ii) inform the Bondholder that their redemption request is deferred until accepted by our Manager. If the Bondholder is notified that our Manager has deferred the Bond redemption, then the Bondholder may revoke its redemption request by providing written notice to us at our principal place of business within 20 days of receiving notice of the deferral. If written notice of the redemption is received by us on or after 90 days from the issuance date of the Bond and on or before its maturity date, and the redemption is accepted by our Manager, then we shall redeem the Bondholder’s Bonds at a price per Bond equal to $1,000 plus any accrued but unpaid interest on the Bond as of the redemption date which shall be the last day of the corresponding quarterly period, subject to the Clawback described below. Our payment to the Bondholder for such redemption shall be reduced by such amount as would reduce the annual interest rate for interest accrued on the Bonds being redeemed by 2%, from 6% per annum to 4% per annum, computed on the basis of a 360-day year (the “Clawback”).  If the Bonds are renewed for an additional term, the Clawback shall only apply to the renewal term of the Bond. Bond redemptions pursuant to the Bondholder Redemption will occur on a quarterly basis in the order that notices are received and as approved by our Manager with payments for such redemptions being sent within 25 days of the end of the applicable quarterly period.

Redemption Upon Death or Disability
Within 60 days of the death or total permanent disability of a Bondholder who is a natural person, the estate of such Bondholder, such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole but not in part, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. Any such request shall specify the particular event giving rise to the right of the holder or beneficial holder to have his or her Bonds redeemed. If a Bond held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled Bondholder (or a legal representative) upon total permanent disability of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event.

Upon receipt of redemption request in the event of death or total permanent disability of a Bondholder, we will have 90 days from the date we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be redeemed to designate a date for the redemption of such Bonds which shall be the last day of the corresponding quarterly period. Within 25 days of the designated date, we will redeem such Bonds at a price per Bond that is equal to $980 plus all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed.

Optional Redemption
The Bonds may be redeemed at our option at no penalty within six months of maturity. We may extend maturity on the Bonds for six months in order to facilitate redemption of the Bonds in our sole discretion. If the Bonds are renewed for an additional term, we may redeem the Bonds at any time during such renewal period. Any redemption will occur at a price equal to the then outstanding principal amount of the Bonds, plus any accrued but unpaid interest. For the specific terms of the Optional Redemption, please see “Description of Bonds – Optional Redemption” for more information.

Default
The indenture governing the Bonds will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Bonds in certain circumstances. Events of default, other than payment defaults, will be subject to our company's right to cure within a certain number of days of such event of default. Our company will have the right to cure any payment default within 60 days before the trustee may declare a default and exercise the remedies under the indenture. See “Description of Bonds - Event of Default” for more information.

Form
The Bonds will be evidenced by global bond certificates deposited with a nominee holder or directly on the books and records of UMB Bank, N.A., or UMB Bank. It is anticipated that the nominee holder will be the Depository Trust Company, or DTC, or its nominee, Cede & Co., for those purchasers purchasing through a DTC participant subsequent to the Bonds gaining DTC eligibility. See "Description of Bonds - Book-Entry, Delivery and Form" for more information.

Denominations	We will issue the Bonds only in denominations of $1,000.

Payment of Principal and Interest	Principal and interest on the Bonds will be payable in U.S. dollars or other legal tender, coin or currency of the U.S.

Future Issuances
We may, from time to time, without notice to or consent of the Bondholders, increase the aggregate principal amount of any series of the Bonds outstanding by issuing additional bonds in the future with the same terms of such series of Bonds, except for the issue date and offering price, and such additional bonds shall be consolidated with the applicable series of Bonds and form a single series.

Securities Laws Matters:
The Bonds being offered are not being registered under the Securities Act in reliance upon exemptions from the registration requirements of the Securities Act and such state securities laws and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom. In addition, the Company does not intend to be registered as an investment company under the Investment Company Act of 1940 nor does the Manager plan to register as an investment adviser under the Investment Advisers Act of 1940, as amended.

Trustee, Registrar and Paying Agent
We have designated UMB Bank as paying agent and registrar for the Bonds. UMB Bank will act also as trustee under the indenture. The Bonds will be issued in book-entry form only, evidenced by global certificates for these Bonds held through DTC and on the books and records of UMB Bank for those Bonds which are direct registered. As such, UMB Bank will make payments to DTC, its nominee or directly to Bondholders, as the case may be.

Governing Law	The indenture and the Bonds will be governed by the laws of the State of Delaware.

Material Tax Considerations
You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Bonds in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Risk Factors
An investment in the Bonds involves certain risks. You should carefully consider the risks above, as well as the other risks described under “Risk Factors” beginning on page 8 of this offering circular before making an investment decision.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this offering circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. The matters summarized below and elsewhere in this offering circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in the Bonds is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in the Bonds should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should consider the following risks before making a decision to purchase the Bonds. To the best of our knowledge, we have included all material risks to investors in this section.

Risks Related to the Bonds and to this Offering

The collateral securing the Bonds may be diluted under certain circumstances.

The indenture governing the Bonds permits us to incur, subject to certain limitations, additional indebtedness secured by liens on the collateral that rank pari passu with the liens securing the Bonds, including additional Bonds under the indenture. The rights of Bondholders would be diluted by any increase in indebtedness secured by the collateral.

The Bonds are not obligations of our subsidiaries and will be effectively subordinated to any future obligations of our company's subsidiaries, if any. Structural subordination increases the risk that we will be unable to meet our obligations on the Bonds.

The Bonds are our obligations exclusively and not of any of our subsidiaries. We do not currently have any subsidiaries, but we are not precluded from acquiring or forming subsidiaries by the indenture or otherwise. If acquired or formed, our company's subsidiaries are not expected to be guarantors of the Bonds and the Bonds are not required to be guaranteed by any subsidiaries our company may acquire or form in the future. The Bonds are also effectively subordinated to all of the liabilities of our company's subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our company's indebtedness, including the Bonds, or to make any funds available to make payments on the Bonds. Our company's right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our company's creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, in each case to the extent that our company is not recognized as a creditor of such subsidiary. In addition, even where our company is recognized as a creditor of a subsidiary, our company's rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

The Bonds will limit but do not eliminate our company's or its subsidiaries' ability to incur additional debt or take other action that could negatively impact Bondholders.

The indenture contains limited provisions that would directly limit our company's ability or the ability of its subsidiaries to incur indebtedness, including indebtedness that would be senior to the Bonds. The indenture will limit the indebtedness incurred by us, directly or indirectly (including debt of our subsidiaries), to 49% of the outstanding principal of any loans or other assets owned, directly or indirectly, by us. For purposes of complying with the 49% limitation described above, any principal owed on the Bonds will not be considered indebtedness.

The Bonds will be protected by limited restrictive covenants, which in turn may allow us to engage in a variety of transactions that may impair our ability to fulfill our obligations under the Bonds.

The indenture governing the Bonds will contain limited financial covenants and will not restrict us from paying dividends, incurring debt, directly or indirectly (including debt of our subsidiaries), of up to 49% of any loans or other assets owned by us, directly or indirectly, or issuing other securities. Because the indenture will contain limited covenants or other provisions designed to afford the Bondholders protection in the event of a highly leveraged transaction involving us including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under “Description of Bonds – Certain Covenants,” we may engage in transactions that may impair our ability to fulfill our obligations under the Bonds.

Some significant restructuring transactions that may adversely affect you may not constitute a “Change of Control/Repurchase Event” under the indenture, in which case we would not be obligated to offer to repurchase the Bonds.

Upon the occurrence of a “Change of Control/Repurchase Event” (as defined under “Description of Bonds – Certain Covenants”), you will have the right, at your option, to require us to repurchase your Bonds for cash. However, the definition of Change of Control/Repurchase Event contained in the indenture will be limited to certain transactions. As a result, the Change of Control/Repurchase Event provision of the indenture will not afford protection to Bondholders in the event of other transactions that could adversely affect the Bonds. In the event of any such transaction, Bondholders would not have the right to require us to repurchase their Bonds, even though such a transaction could increase the amount of our indebtedness, or otherwise adversely affect the Bondholders.

It may be difficult to realize the value of the collateral securing the Bonds.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this document exceeds the principal amount of the Bonds. The value of the assets pledged as collateral could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Bonds. Any claim for the amount, if any, realized by Bondholders from the sale of the collateral and the obligations under the Bonds will rank pari passu in right of payment with all of our other senior secured indebtedness. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Bonds and all other senior secured obligations, interest may cease to accrue on the Bonds from and after the date the bankruptcy petition is filed.

The security interest of the trustee will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the trustee may need to obtain the consent of a third party to obtain access to collateral or enforce a security interest in a contract. We cannot assure you that the trustee will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the trustee may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Our investment objectives may become more difficult to reach depending on the amount of funds raised in this offering.

While we believe we will be able to reach our investment objectives regardless of the amount of the raise, it may be more difficult to do so if we sell less Bonds than we anticipate. Such a result may negatively impact our liquidity. In that event, our investment costs may increase, which may decrease our ability to make payments to Bondholders.

Our trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request, order or direction of any of the Bondholders, pursuant to the provisions of the indenture, unless such Bondholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

The indenture governing the Bonds provides that in case an event of default occurs and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Bonds will have limited transferability and liquidity.

Prior to this offering, there was no active market for the Bonds. Although we may apply for quotation of the Bonds on an alternative trading system or over the counter market, even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, the Bonds will not be quoted on an alternative trading system or over the counter market until after the termination of this offering, if at all. Therefore, investors will be required to wait until at least after the final termination date of this offering for such quotation. The initial public offering price for the Bonds has been determined by us. You may not be able to sell the Bonds you purchase at or above the initial offering price.

Alternative trading systems and over the counter markets, as with other public markets, may from time to time experience significant price and volume fluctuations. As a result, the market price of the Bonds may be similarly volatile, and Bondholders may from time to time experience a decrease in the value of their Bonds, including decreases unrelated to our operating performance or prospects. The price of the Bonds could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this offering circular.

No assurance can be given that the market price of the Bonds will not fluctuate or decline significantly in the future or that Bondholders will be able to sell their Bonds when desired on favorable terms, or at all. Further, the sale of the Bonds may have adverse federal income tax consequences.

Our lack of operating history makes it difficult for you to evaluate this investment.

We are a recently formed entity with no operating history and may not be able to successfully operate our business or achieve our investment objectives. We may not be able to conduct our business as described in our plan of operation.

You will not have the opportunity to evaluate our investments before we make them, and we may make investments that would have changed your decision as to whether to invest in the Bonds.

As of the date of this offering circular, we own no assets. We are not able to provide you with information to evaluate our future investments. We will seek to invest substantially all of the offering proceeds available for investment, after the payment of fees and expenses, in the acquisition of minority participation interests in Participation Loans originated by the Sponsored Funds. We have established criteria for evaluating potential investments. However, you will be unable to evaluate the transaction terms or data concerning the investments before we make investments. You will be relying entirely on the ability of our Manager, through our Sponsor and its management team, to identify suitable investments and propose transactions for our Manager to oversee and approve. These factors increase the risk that we may not generate the returns that you seek by investing in the Bonds.

The inability to retain or obtain key personnel could delay or hinder implementation of our investment strategies, which could impair our ability to honor our obligations under the terms of Bonds and could reduce the value of your investment.

Our success depends to a significant degree upon the contributions of our Sponsor's management team. We do not have employment agreements with any of these individuals nor do we currently have key man life insurance on any of these individuals. If any of them were to cease their affiliation with us, our Manager or our Sponsor, our Sponsor may be unable to find suitable replacements, and our operating results could suffer. Competition for highly skilled personnel is intense, and our Sponsor may be unsuccessful in attracting and retaining such skilled personnel. If our Sponsor loses or is unable to obtain the services of highly skilled personnel, our ability to implement our investment strategies could be delayed or hindered, and our ability to pay obligations on the Bonds may be materially and adversely affected.

We rely on Crescent Securities Group, Inc., our managing broker-dealer, to sell the Bonds pursuant to this offering. If our managing broker-dealer is not able to market the Bonds effectively, we may be unable to raise sufficient proceeds to meet our business objectives.

We have engaged Crescent Securities Group, Inc., to act as our managing broker-dealer for this offering, and we rely on our managing broker-dealer to use its best efforts to sell the Bonds offered hereby. It would also be challenging and disruptive to locate an alternative managing broker-dealer for this offering. Without improved capital raising, our portfolio will be smaller relative to our general and administrative costs and less diversified than it otherwise would be, which could adversely affect the value of your investment in us.

Under certain circumstances, we may redeem the Bonds before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

Under certain circumstances, we may redeem all or a portion of the Bonds. See “Description of Bonds - Optional Redemption” for more information. If redeemed, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Bonds.

We may have to liquidate some of our investments at inopportune times to redeem Bonds in the event of the death or disability of a Bondholder and redeem Bonds pursuant to the Bondholder Redemption.

The Bonds carry an early redemption right, or the Bondholder Redemption, and a redemption right in the event of death or disability of the Bondholder. As a result, one or more Bondholders may elect to have their Bonds redeemed prior to maturity. In such an event, we may not have access to the necessary cash to redeem such Bonds, and we may be required to liquidate certain assets in order to make such redemptions. Our investments are not intended to liquid, and as a result any such liquidation may be at a price that represent a discount to the actual value of such investment.

 Risks Related to Our Corporate Structure

Because we are dependent upon our Sponsor and its affiliates to conduct our operations, any adverse changes in the financial health of our Sponsor or its affiliates or our relationship with them could hinder our operating performance and our ability to meet our financial obligations.

We are dependent on our Sponsor, as the majority owner of our Manager, and its affiliates to manage our operations and acquire and manage our portfolio of Participation Loans. Our Manager, a majority owned and controlled subsidiary of our Sponsor, makes all decisions with respect to our management. Our Manager and our Sponsor depend upon the fees and other compensation that it receives from us in connection with the management of our Participation Loans to conduct its operations. Any adverse changes in the financial condition of our Manager or our Sponsor or our relationship with our Manager or our Sponsor could hinder its ability to successfully manage our operations and our portfolio of investments.

Our Sponsor has a board of managers comprised of Gary Bechtel, Joseph Elias, Kevin Kennedy and Jason Anderson. Our Sponsor’s board of managers has exclusive control over the operations of our Sponsor, our Manager and us.  There is a risk that the four members of our Sponsor’s board of managers may not be able to agree on matters related to the operation of our Sponsor, our Manager, and/or us.  Our Sponsor does not currently have any mechanism to resolve a deadlock amongst the members of our Sponsor’s board of managers.  Any resolution to such a deadlock may cause substantial delays in our Sponsor’s ability to make decisions and cause our Sponsor to incur substantial costs, including legal fees, which such delay or financial burden may have a negative impact on our Sponsor, our Manager and/or us.

You will have no control over changes in our policies and day-to-day operations, which lack of control increases the uncertainty and risks you face as an investor in the Bonds. In addition, our Sponsor, through our Manager, may change our major operational policies without your approval.

Our Sponsor, as the majority owner of our Manager, determines our major policies, including our policies regarding financing, growth, debt capitalization, and distributions. Our Sponsor, as the majority owner of our Manager, may amend or revise these and other policies without your approval. As a Bondholder, you will have no rights under the limited liability company agreement of our company, or our “operating agreement.” See “General Information as to Our Company – Operating Agreement” herein for a detailed summary of our operating agreement.

Our Sponsor, as majority owner of our Manager, is responsible for the day-to-day operations of our company and the selection and management of investments and has broad discretion over the use of proceeds from this offering. Accordingly, you should not purchase Bonds unless you are willing to entrust all aspects of the day-to-day management and the selection and management of investments to our Sponsor. Specifically, our Sponsor is controlled by Joseph Elias, Kevin Kennedy, Gary Bechtel and Jason Anderson and as a result, they will be able to exert significant control over our operations.  Our Sponsor has a board of managers comprised of Joseph Elias, Kevin Kennedy, Gary Bechtel and Jason Anderson. Our board of managers has exclusive control over the operations of our Sponsor, our Manager and us. As a result, we are dependent on our board of managers to properly choose investments and manage our company. Our Manager has appointed an investment committee composed of three members, or the Participation Fund IC, who are nominated, appointed and removed by the Manager, and all Participation Loan decisions require the unanimous approval of the Participation Fund IC members. The Participation Fund IC’s members are Raymond Davis, Jason Anderson and Kevin Kennedy. You will have no control over the investment committee and the Manager may choose to alter the composition of, or eliminate, the investment committee in its sole discretion. In addition, our Sponsor may, or may cause our Manager to, retain independent contractors to provide various services for us, and you should note that such contractors will have no fiduciary duty to you and may not perform as expected or desired.

Bondholders will have no right to remove our Manager or otherwise change our management, even if we are underperforming and not attaining our investment objectives.

Only the members of our company will have the right to remove our Manager, and currently our Manager is our sole member. Bondholders will have no rights in our management and will have no ability to remove our Manager.

Our Sponsor and its executive officers will have limited liability for, and will be indemnified and held harmless from, the losses of our company.

Our Sponsor and its executive officers and their agents and assigns, will not be liable for, and will be indemnified and held harmless (to the extent of our company's assets) from any loss or damage incurred by them, our company or the members in connection with the business of our company resulting from any act or omission performed or omitted in good faith, which does not constitute fraud, willful misconduct, gross negligence or breach of fiduciary duty. A successful claim for such indemnification could deplete our company's assets by the amount paid. See “General Information as to Our Company - Operating Agreement - Indemnification” below for a detailed summary of the terms of our operating agreement. Our operating agreement is filed as an exhibit this offering circular.

If we sell substantially less than all the Bonds, the costs we incur to comply with the rules of the SEC regarding financial reporting and other fixed costs will be a larger percentage of our net income and may reduce the return on your investment.

We expect to incur significant costs in maintaining compliance with the financial reporting for a Tier II Regulation A issuer and that our management will spend a significant amount of time assessing the effectiveness of our internal control over financial reporting. We do not anticipate that these costs or the amount of time our management will be required to spend will be significantly less if we sell substantially less than all of the Bonds we are offering.

Risks Related to Conflicts of Interest

Our Manager and our Sponsor, its executive officers and its affiliates face conflicts of interest relating to the acquisition of Participation Loans, and such conflicts may not be resolved in our favor, which could limit our investment opportunities, impair our ability to make distributions and reduce the value of your investment.

We rely on our Sponsor, its executive officers and its affiliates to identify suitable investment opportunities. We may be acquiring assets at the same time as other entities that are affiliated with our Sponsor. Such programs also rely on our Sponsor, its executive officers and its affiliates for investment opportunities. Our Sponsor may in the future, or concurrently, sponsor similar private and public programs that have investment objectives similar to ours. Therefore, our Sponsor, its executive officers and its affiliates could be subject to conflicts of interest between our company and other programs. Many investment opportunities would be suitable for us as well as other programs. Our Sponsor could direct attractive investment opportunities to other entities. Although we are subject to the Sponsor’s allocation policy, which is described further below and which specifically addresses some of these conflicts, there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. Such events could result in our investing in assets that provide less attractive returns, impairing our ability to honor our obligations under the terms of the Bonds and the value of your investment. See "Investment Allocation Policy" section for more information.

Payment of fees to our Manager will reduce cash available for investment and fulfillment of our obligations with respect to the Bonds.

Our Manager performs services for us in connection with the selection, acquisition and disposition of our investments. It is paid fees for these services, which reduces the amount of cash available for investment and for payment of our obligations with respect to the Bonds. Although customary in the industry, the fees to be paid to our Manager were not determined in an arm's-length negotiation. We cannot assure you that a third party unaffiliated with our Manager would not be willing to provide such services to us at a lower price. If the maximum offering amount is raised and used to acquire assets, we estimate that we will pay our Sponsor approximately $125,000 annually in asset management fees, or 0.25% of the outstanding principal amount of the all of the Bonds. In addition to this, our Manager will receive the O&O Fee of 0.50% of offering proceeds ($250,000 at the maximum offering amount), from which the Manager will pay organizational and offering expenses. In no event will the O&O Fee payable to our Manager exceed 0.50% of the offering proceeds. See “Compensation of our Manager and its Affiliates” for more information.

Our Sponsor will receive certain fees regardless of the performance of our company or an investment in the Bonds.

Our Sponsor will receive an annual asset management fee of 0.25% of the outstanding principal amount of the Bonds. This fee will be paid regardless of our success and the performance of the Bonds.

Our Manager may, or may cause our Manager to, increase the fees payable to it and/or its affiliates with the consent of a majority of the Bonds.

Our Manager will have the power to contractually bind us. As a result, our Sponsor may agree to increase the fees payable to it and/or its affiliates with the affirmative consent of a majority of the Bonds, so fees may be increased without the consent of any particular Bondholder.

If the competing demands for the time of our Manager and our Sponsor, its affiliates and its officers result in them spending insufficient time on our business, we may miss investment opportunities or have less efficient operations, which could reduce our profitability and impair our ability to honor our obligations under the Bonds.

We do not have any employees. We rely on the employees of our Sponsor, as majority owner of our Manager, and its affiliates for the day-to-day operation of our business. The amount of time that our Sponsor and its affiliates spend on our business will vary from time to time and is expected to be greater while we are raising money and acquiring loans. Our Sponsor and its affiliates, including its officers, have interests in other programs and engage in other business activities. As a result, they will have conflicts of interest in allocating their time between us and other programs and activities in which they are involved. Because these persons have competing interests on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. We expect that as our activities expand, our Sponsor will attempt to hire additional employees who would devote substantially all of their time to our business. There is no assurance that our Sponsor or our Manager will devote adequate time to our business. If our Sponsor suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, it may allocate less time and resources to our operations. If any of these things occur, our ability to honor obligations under the Bonds may be adversely affected.

Our Sponsor will source all of our investments, and future entities or programs sponsored and managed by our Sponsor may compete with us for, or may participate in, some of those investments, which could result in conflicts of interest.

Although we are the only Participation Fund currently sponsored by the Sponsor and we are subject to the Sponsor’s allocation policy which specifically addresses some of the conflicts relating to our investment opportunities described above, there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. The Sponsor’s allocation policy provides that in the event a participation lending opportunity becomes available that is suitable for multiple funds managed by the Sponsor, the Sponsored Funds IC, after consultation with counsel, may allocate participation in the lending opportunity to the various funds managed by the Sponsor based on an examination of a variety of factors. The Sponsor may determine that a lending opportunity is appropriate for a particular account, but not for another. In addition, the Sponsor or its employees may make investments declined by our Sponsor for us. The investment allocation policy may be amended by the Sponsor at any time without our consent. As the investment programs of the various entities managed by the Sponsor change and develop over time, additional issues and considerations may affect the Sponsor’s allocation policy and its expectations with respect to the allocation of lending opportunities.

Risks Related to Our Lending and Investment Activities

Our loans and investments expose us to risks associated with debt-oriented real estate investments generally.

We seek to invest primarily in debt instruments relating to real estate-related assets. As such, we are subject to, among other things, risk of defaults by borrowers in paying debt service on outstanding indebtedness and to other impairments of our loans and investments. Any deterioration of real estate fundamentals generally, and in the U.S. in particular, could negatively impact our performance by making it more difficult for borrowers of our mortgage loans, or borrower entities, to satisfy their debt payment obligations, increasing the default risk applicable to borrower entities, and/or making it more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of borrower entities and/or the value of underlying real estate collateral relating to our investments and may include economic and/or market fluctuations, changes in environmental, zoning and other laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand, fluctuations in real estate fundamentals, the financial resources of borrower entities, energy supply shortages, various uninsured or uninsurable risks, natural disasters, political events, terrorism and acts of war, changes in government regulations, changes in real property tax rates and/or tax credits, changes in operating expenses, changes in interest rates, changes in inflation rates, changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy and/or adverse changes in real estate values generally and other factors that are beyond our control.

We cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. Any declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on our business, financial condition, and results of operations.

Commercial real estate-related investments that are secured by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial real estate debt instruments (e.g., mortgages) that are secured by commercial property are subject to risks of delinquency and foreclosure and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

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tenant mix and tenant bankruptcies;

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success of tenant businesses;

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property management decisions, including with respect to capital improvements, particularly in older building structures;

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property location and condition;

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competition from other properties offering the same or similar services;

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changes in laws that increase operating expenses or limit rents that may be charged;

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any need to address environmental contamination at the property;

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changes in global, national, regional, or local economic conditions and/or specific industry segments;

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declines in global, national, regional or local real estate values;

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declines in global, national, regional or local rental or occupancy rates;

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changes in interest rates, foreign exchange rates, and in the state of the credit and securitization markets and debt and equity capital markets, including diminished availability or lack of debt financing for commercial real estate;

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changes in real estate tax rates, tax credits and other operating expenses;

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changes in governmental rules, regulations and fiscal policies, including income tax regulations and environmental legislation;

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acts of God, terrorism, social unrest and civil disturbances, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; and

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adverse changes in zoning laws.

Specifically, changes in federal, state and local laws and regulations may affect certain income producing properties more than others. For example, we may provide loans secured by property used in the production, sale and/or testing of cannabis-related products. Any change to the federal, state and local regulations applicable to this industry may negatively affect the ability of the property owner to produce income and materially diminish the value of the property used to secure the loan. In addition, we are exposed to the risk of judicial proceedings with our borrowers and entities we invest in, including bankruptcy or other litigation, as a strategy to avoid foreclosure or enforcement of other rights by us as a lender or investor.

In the event that any of the properties or entities underlying or collateralizing our loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments could be reduced, which would adversely affect our results of operations and financial condition.

The continuing spread of a new strain of coronavirus (also known as the COVID-19 virus) may adversely affect our investments and operations.

The World Health Organization has declared the spread of the COVID-19 virus a global pandemic, and the President of the United States has declared a national state of emergency in the United States in response to the outbreak. Considerable uncertainty still surrounds the COVID-19 virus and its potential effects, and the extent of and effectiveness of any responses taken on a national and local level. However, measures taken to limit the impact of this coronavirus, including social distancing and other restrictions on travel, congregation and business operation have already resulted in significant negative short term economic impacts. The long-term impact of this coronavirus on the U.S. and world economies remains uncertain, but can result in long term infrastructure and supply chain disruption, as well as dislocation and uncertainty in the financial markets that could significantly and negatively impact the global, national and regional economies, the length and breadth of which cannot currently be predicted. Our investments include commercial mortgage loans secured by hospitality properties which depend, in part, on tourism.  If tourism were to continue to decline, it could have a significant effect on these properties. Tourism could continue to decline as a result of a variety of factors related to the COVID-19 virus, including restrictions on travel by corporations or governmental entities.  In addition, hospitality properties that depend on revenue from conferences or business travel will likely be particularly affected.

Our investments also include commercial mortgage loans secured by retail properties.  In the event of a large-scale quarantine in the United States or specific areas within the United States as a result of the COVID-19 virus, individual stores and shopping malls may be closed for an extended period of time or consumers may move to more on-line shopping.

To the extent the COVID-19 virus results in a world-wide economic downturn, there may be widespread corporate downsizing and an increase in unemployment.  This could negatively impact our commercial mortgage loans secured by office, multifamily and industrial properties, and our ability to make payments of interest and principal to our Bondholders. Further, continuing shutdowns and economic turmoil may result in delays in the deployment of funds raised in this offering.

Fluctuations in interest rates and credit spreads could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

Our primary interest rate exposures relate to the yield on our loans and other investments and the financing cost of our debt. Changes in interest rates and credit spreads may affect our net income from loans and other investments, which is the difference between the interest and related income we earn on our interest-earning investments and the interest and related expense we incur in financing these investments. Interest rate and credit spread fluctuations resulting in our interest and related expense exceeding interest and related income would result in operating losses for us. Changes in the level of interest rates and credit spreads also may affect our ability to make loans or investments, the value of our loans and investments and our ability to realize gains from the disposition of assets. Increases in interest rates and credit spreads may also negatively affect demand for loans and could result in higher borrower default rates.

Our operating results depend, in part, on differences between the income earned on our investments, net of credit losses, and our financing costs. The yields we earn on our floating-rate assets and our borrowing costs tend to move in the same direction in response to changes in interest rates. However, one can rise or fall faster than the other, causing our net interest margin to expand or contract. In addition, we could experience reductions in the yield on our investments and an increase in the cost of our financing. Although we seek to match the terms of our liabilities to the expected lives of loans that we acquire or originate, circumstances may arise in which our liabilities are shorter in duration than our assets, resulting in their adjusting faster in response to changes in interest rates. For any period during which our investments are not match-funded, the income earned on such investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may immediately and significantly decrease our results of operations and cash flows and the market value of our investments. In addition, unless we enter into hedging or similar transactions with respect to the portion of our assets that we fund using our balance sheet, returns we achieve on such assets will generally increase as interest rates for those assets rise and decrease as interest rates for those assets decline.

We depend entirely on the investments originated by the Sponsored Funds, and we could potentially generate greater returns by acquiring investments from third parties.

We intend to only acquire participation interests in loans originated by the Sponsored Funds. If these loans do not perform as anticipated by our Sponsor, then we could experience losses that would have a material adverse effect on our business, financial condition, and results of operations. We also do not intend to acquire any investments from third parties which could limit our ability to generate the greatest returns possible for our Company.

The Sponsored Funds operate in a competitive market for lending and investment opportunities which may intensify, and competition may limit their ability to originate or acquire desirable loans and investments or dispose of assets they target and could also affect the yields of these assets and have a material adverse effect on our business, financial condition, and results of operations.

The Sponsored Funds operate in a competitive market for lending and investment opportunities, which may intensify. Our profitability depends, in large part, on the Sponsored Funds’ ability to originate or acquire our target assets on attractive terms. In originating or acquiring its target assets, the Sponsored Funds compete for opportunities with a variety of lenders and investors, including REITs, specialty finance companies, public and private funds (including funds managed by affiliates of our Sponsor), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Some competitors may have a lower cost of funds and access to funding sources that are not available to the Sponsored Funds, such as the U.S. Government. Many of our competitors are not subject to the operating constraints associated with maintaining an exclusion from regulation under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to decreasing yields, which may further limit our ability to generate desired returns. Also, as a result of this competition, desirable loans and investments in our target assets may be limited in the future and we may not be able to take advantage of attractive lending and investment opportunities from time to time, thereby limiting the Sponsored Funds’ ability to identify and originate or acquire loans or make investments that are consistent with our investment objectives. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

 Prepayment rates may adversely affect our financial performance and the value of certain of our assets.

Our business is currently focused on holding minority participation interests in mortgage loans or other debt instruments secured by commercial real estate assets. Our borrowers may be able to repay their loans prior to their stated maturities. In periods of declining interest rates and/or credit spreads, prepayment rates on loans generally increase. If general interest rates or credit spreads decline at the same time, the proceeds of such prepayments received during such periods may not be reinvested for some period of time or may be reinvested by us in assets yielding less than the yields on the assets that were prepaid.

Prepayment rates on loans may be affected by a number of factors including, but not limited to, the then-current level of interest rates and credit spreads, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic and legal factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks.

Difficulty in redeploying the proceeds from repayments of our existing loans and investments may cause our financial performance and our ability to fulfill our obligations relative to the Bonds.

As our loans and investments are repaid, we will look to redeploy the proceeds we receive into new loans and investments, repay borrowings, pay interest on the Bonds or redeem outstanding Bonds. It is possible that we will fail to identify reinvestment options that would provide returns or a risk profile that is comparable to the asset that was repaid. If we fail to redeploy the proceeds we receive from repayment of a loan in equivalent or better alternatives, our financial performance and our ability to fulfill our obligations related to the Bonds will suffer.

If we are unable to successfully integrate new assets and manage our growth, our results of operations and financial condition may suffer.

We may be unable to successfully and efficiently integrate newly-acquired assets into our existing portfolio or otherwise effectively manage our assets or our growth effectively. In addition, increases in our portfolio of assets and/or changes in the mix of our assets may place significant demands on our Manager’s administrative, operational, asset management, financial and other resources. Any failure to manage increases in size effectively could adversely affect our results of operations, financial condition and ability to fulfill our obligations related to the Bonds.

The lack of liquidity in certain of our assets may adversely affect our business.

The illiquidity of certain of our assets may make it difficult for us to sell such investments if the need or desire arises. Certain assets such as mortgages other loans are relatively illiquid investments due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. In addition, certain of our investments may become less liquid after our investment as a result of periods of delinquencies or defaults or turbulent market conditions, which may make it more difficult for us to dispose of such assets at advantageous times or in a timely manner. Moreover, many of the loans and securities we invest in are not registered under the relevant securities laws, resulting in limitations or prohibitions against their transfer, sale, pledge or their disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws. As a result, many of our investments are illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, for example as a result of margin calls, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment to the extent that we or our Manager (and/or its affiliates) has or could be attributed as having material, non-public information regarding the borrower entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations, financial condition and ability to fulfill our obligations related to the Bonds.

We are subject to additional risks associated with priority loan participations.

Some of our loans may be participation interests in which we share the rights, obligations and benefits of the loan with other lenders. From time to time these participations may be structured so that other participants have a priority to payments of interest and principal over us, or, in other words, our rights to payments of interest and principal will be subordinate to the satisfaction of the priority rights of those participants; provided that we will retain a senior lien interest in the underlying collateral.   In such cases, if a borrower defaults on a participation loan, or if the borrower is in bankruptcy, our interest in the participation loan will be satisfied only after the interests of the other lenders in the participation loan are satisfied.  In those instances, our risk of loss is greater than the risk associated with those participants with priority over our other loans.   If the underlying collateral is insufficient to payoff the other participating lenders, then we may experience losses that would have a material adverse effect on our operations.

Any distressed loans or investments we make, or loans and investments that later become distressed, may subject us to losses and other risks relating to bankruptcy proceedings.

While our loans and investments focus primarily on “performing” real estate-related interests, our loans and investments may also include making distressed investments from time to time (e.g., investments in defaulted, out-of-favor or distressed loans and debt securities) or may involve investments that become “sub-performing” or “non-performing” following our acquisition thereof. Certain of our investments may include properties that typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk. During an economic downturn or recession, loans or securities of financially or operationally troubled borrowers or issuers are more likely to go into default than loans or securities of other borrowers or issuers. Loans or securities of financially or operationally troubled issuers are less liquid and more volatile than loans or securities of borrowers or issuers not experiencing such difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and ask prices may be greater than normally expected. Investment in the loans or securities of financially or operationally troubled borrowers or issuers involves a high degree of credit and market risk.

In certain limited cases (e.g., in connection with a workout, restructuring and/or foreclosing proceedings involving one or more of our investments), the success of our investment strategy will depend, in part, on our ability to effectuate loan modifications and/or restructure and improve the operations of our borrower entities. The activity of identifying and implementing successful restructuring programs and operating improvements entails a high degree of uncertainty. There can be no assurance that we will be able to identify and implement successful restructuring programs and improvements with respect to any distressed loans or investments we may have from time to time.

These financial or operating difficulties may never be overcome and may cause borrower entities to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our investments and in certain circumstances, become subject to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender that has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment and/or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment, or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize value from collateral for loan positions held by us, may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructuring of the debt through principles such as the “cramdown” provisions of the bankruptcy laws.

Loans on properties in transition will involve a greater risk of loss than conventional mortgage loans.

We may invest in transitional loans to borrowers who are typically seeking relatively short-term capital to be used in an acquisition or rehabilitation of a property. The typical borrower in a transitional loan has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to improve according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the transitional loan, and we bear the risk that we may not recover some or all of our investment.

In addition, borrowers usually use the proceeds of a conventional mortgage to repay a transitional loan. Transitional loans therefore are subject to the risk of a borrower’s inability to obtain permanent financing to repay the transitional loan. In the event of any default under transitional loans that may be held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the transitional loan. To the extent we suffer such losses with respect to these transitional loans, it could adversely affect our results of operations and financial condition.

Risks of cost overruns and noncompletion of renovations of properties in transition may result in significant losses.

The renovation, refurbishment or expansion of a property by a borrower involves risks of cost overruns and noncompletion. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Other risks may include rehabilitation costs exceeding original estimates, possibly making a project uneconomical, environmental risks, delays in legal and other approvals and rehabilitation and subsequent leasing of the property not being completed on schedule. If such renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged reduction of net operating income and may not be able to make payments on our investment on a timely basis or at all, which could result in significant losses.

There are increased risks involved with our lending activities to renovation or rehabilitation projects.

Lending to projects involving renovations or rehabilitations, which include our investment in loans that fund the such projects, may expose us to increased lending risks. Lending to projects involving renovations or rehabilitations generally is considered to involve a higher degree of risk of non-payment and loss than other types of lending due to a variety of factors, including the difficulties in estimating costs and anticipating delays and, generally, the dependency on timely, successful completion and the lease-up and commencement of operations post-completion. In addition, since such loans generally entail greater risk than mortgage loans collateralized by income-producing property, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with such loans. Further, as the lender under a such a loan, we may be obligated to fund all or a significant portion of the loan at one or more future dates. We may not have the funds available at such future date(s) to meet our funding obligations under the loan. In that event, we would likely be in breach of the loan unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all.

If a borrower fails to complete the project or experiences cost overruns, there could be adverse consequences associated with the loan, including a decline in the value of the property securing the loan, a borrower claim against us for failure to perform under the loan documents if we choose to stop funding, increased costs to the borrower that the borrower is unable to pay, a bankruptcy filing by the borrower, and abandonment by the borrower of the collateral for the loan.

Changes to, or the elimination of, LIBOR may adversely affect interest expense related to our loans and investments.

Regulators and law-enforcement agencies from a number of governments, including entities in the U.S., have been conducting civil and criminal investigations into whether the banks that contributed to the British Bankers’ Association, or the BBA, in connection with the calculation of daily LIBOR may have underreported or otherwise manipulated or attempted to manipulate LIBOR. Several financial institutions have reached settlements with the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice Fraud Section and the U.K. Financial Services Authority in connection with investigations by such authorities into submissions made by such financial institutions to the bodies that set LIBOR and other interbank offered rates. In such settlements, such financial institutions admitted to submitting rates to the BBA that were lower than the actual rates at which such financial institutions could borrow funds from other banks. Additional investigations remain ongoing with respect to other major banks and no assurance can be made that there will not be further admissions or findings of rate setting manipulation or that improper manipulation of LIBOR or other similar inter-bank lending rates will not occur in the future.

Based on a review conducted by the Financial Conduct Authority of the U.K., or the FCA, and a consultation conducted by the European Commission, proposals have been made for governance and institutional reform, regulation, technical changes and contingency planning. In particular: (a) new legislation has been enacted in the United Kingdom pursuant to which LIBOR submissions and administration are now “regulated activities” and manipulation of LIBOR has been brought within the scope of the market abuse regime; (b) legislation has been proposed which if implemented would, among other things, alter the manner in which LIBOR is determined, compel more banks to provide LIBOR submissions, and require these submissions to be based on actual transaction data; and (c) LIBOR rates for certain currencies and maturities are no longer published daily. In addition, pursuant to authorization from the FCA, ICE Benchmark Administration Limited (formerly NYSE Euronext Rate Administration Limited), or the IBA, took over the administration of LIBOR from the BBA on February 1, 2014. Any new administrator of LIBOR may make methodological changes to the way in which LIBOR is calculated or may alter, discontinue or suspend calculation or dissemination of LIBOR.

In a speech on July 27, 2017, Andrew Bailey, the Chief Executive of the FCA, announced the FCA’s intention to cease sustaining LIBOR after 2021. The FCA has statutory powers to require panel banks to contribute to LIBOR where necessary. The FCA has decided not to ask, or to require, that panel banks continue to submit contributions to LIBOR beyond the end of 2021. The FCA has indicated that it expects that the current panel banks will voluntarily sustain LIBOR until the end of 2021. The FCA’s intention is that after 2021, it will no longer be necessary for the FCA to ask, or to require, banks to submit contributions to LIBOR. The FCA does not intend to sustain LIBOR through using its influence or legal powers beyond that date. It is possible that the IBA and the panel banks could continue to produce LIBOR on the current basis after 2021, if they are willing and able to do so, but we cannot make assurances that LIBOR will survive in its current form, or at all. We cannot predict the effect of the FCA’s decision not to sustain LIBOR, or, if changes are ultimately made to LIBOR, the effect of those changes. Any such changes could increase our financing costs, which could impact our results of operations, cash flows and the market value of our investments.

Our success depends on the availability of attractive investments and our Manager’s ability to identify, structure, consummate, leverage, manage and realize returns on our investments.

Our operating results are entirely dependent on the loans originated by the Sponsored Funds which are dependent upon the availability of, as well as our Manager’s, and by extension, our Sponsor’s ability, to identify, structure, consummate, leverage, manage and realize returns on our investments. In general, the availability of favorable investment opportunities and, consequently, our returns, will be affected by the level and volatility of interest rates and credit spreads, conditions in the financial markets, general economic conditions, the demand for investment opportunities in our target assets and the supply of capital for such investment opportunities. We cannot assure you that our Manager will be successful in identifying and consummating investments that satisfy our rate of return objectives or that such investments, once made, will perform as anticipated.

Real estate valuation is inherently subjective and uncertain.

The valuation of real estate and therefore the valuation of any collateral underlying our loans is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. In addition, where we invest in loans for renovation or rehabilitation projects, initial valuations will assume completion of the project. As a result, the valuations of the real estate assets against which we will make or acquire loans are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. This is true regardless of whether we internally perform such valuation or hire a third party to do so.

Our loans and investments may be concentrated in terms of geography, asset types, and sponsors.

We are not required to observe specific diversification criteria. Therefore, our investments may be concentrated in certain property types that may be subject to higher risk of default or foreclosure or secured by properties concentrated in a limited number of geographic locations.

To the extent that our assets are concentrated in any one region or type of asset, downturns generally relating to such type of asset or region may result in defaults on a number of our investments within a short time period, which could adversely affect our results of operations and financial condition. In addition, because of asset concentrations, even modest changes in the value of the underlying real estate assets could have a significant impact on the value of our investment. As a result of any high levels of concentration, any adverse economic, political or other conditions that disproportionately affects those geographic areas or asset classes could have a magnified adverse effect on our results of operations and financial condition, and the value of our stockholders’ investments could vary more widely than if we invested in a more diverse portfolio of loans.

The due diligence process that our Manager undertakes in regard to investment opportunities may not reveal all facts that may be relevant in connection with an investment and if our Manager incorrectly evaluates the risks of our investments we may experience losses.

Before making investments for us, our Manager conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances relevant to each potential investment. When conducting due diligence, our Manager may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. If our Manager underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

Moreover, investment analyses and decisions by our Manager may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities. In such cases, the information available to our Manager at the time of making an investment decision may be limited, and they may not have access to detailed information regarding such investment. Therefore, we cannot assure you that our Manager will have knowledge of all circumstances that may adversely affect such investment.

We will have certain consent rights over Major Decisions pursuant to the Participation Agreements, and we may be forced to break a deadlock between us and a Sponsored Fund, as the lead lender.

A Sponsored Fund, as the lead lender, will be required to obtain our consent for certain Major Decisions (as defined herein) pursuant to the applicable Participation Agreement. If we are unable to agree on the action to take on a Major Decision, then we will be forced to initiate the buy/sell provisions of the Participation Agreement. See “Investment Policies of our Company – Participation Loan Decision Rights” for more information. Such a deadlock and buy/sell arrangement would likely result in a disruption of our business and could materially and adversely affect our ability to make payments of principal and interest to the Bondholders.

Insurance on loans and real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might result in insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the corresponding nonperformance of or loss on our investment related to such property.

The impact of any future terrorist attacks and the availability of affordable terrorism insurance expose us to certain risks.

Terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the U.S. and its allies may have an adverse impact on the U.S. financial markets and the economy in general. We cannot predict the severity of the effect that any such future events would have on the U.S. financial markets, the economy or our business. Any future terrorist attacks could adversely affect the credit quality of some of our loans and investments. Some of our loans and investments will be more susceptible to such adverse effects than others, particularly those secured by properties in major cities or properties that are prominent landmarks or public attractions. We may suffer losses as a result of the adverse impact of any future terrorist attacks and these losses may adversely impact our results of operations.

In addition, the enactment of the Terrorism Risk Insurance Act of 2002, or TRIA, and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2015 and the Terrorism Risk Insurance Program Reauthorization Act of 2019, which extended TRIA through the end of 2020 and 2027, respectively, requires insurers to make terrorism insurance available under their property and casualty insurance policies and provides federal compensation to insurers for insured losses. However, this legislation does not regulate the pricing of such insurance and there is no assurance that this legislation will be extended beyond 2020. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties that we invest in are unable to obtain affordable insurance coverage, the value of those investments could decline and in the event of an uninsured loss, we could lose all or a portion of our investment.

The Sponsored Funds may need to foreclose on certain of the loans they originate or acquire, which could result in losses that harm our results of operations and financial condition.

The Sponsored Funds may find it necessary or desirable to foreclose on certain of the loans they originate, and the foreclosure process may be lengthy and expensive. If a Sponsored Fund forecloses on an asset, it may take title to the property securing that asset, and if it does not or cannot sell the property, it would then come to own and operate it as “real estate owned,” and, as a minority interest holder in the loan, we may not receive any return from the property until it is sold.

Whether or not we have participated in the negotiation of the terms of any such loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and could potentially result in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net sale proceeds and, therefore, increase any such losses to us.

The properties underlying our investments may be subject to unknown liabilities, including environmental liabilities, that could affect the value of these properties and as a result, our investments.

Collateral properties underlying our investments may be subject to unknown or unquantifiable liabilities that may adversely affect the value of our investments. Such defects or deficiencies may include title defects, title disputes, liens, servitudes or other encumbrances on the mortgaged properties. The discovery of such unknown defects, deficiencies and liabilities could affect the ability of our borrowers to make payments to us or could affect our ability to foreclose and sell the underlying properties, which could adversely affect our results of operations and financial condition.

Furthermore, to the extent we foreclose on properties with respect to which we have extended loans, we may be subject to environmental liabilities arising from such foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

If we foreclose on any properties underlying our investments, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, therefore the discovery of material environmental liabilities attached to such properties could adversely affect our results of operations and financial condition.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our investments, including the Bonds issued in our securitization transactions for which we are required to retain a portion of the credit risk, may be rated by rating agencies. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value and liquidity of our investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

Investments in non-conforming and non-investment grade rated loans or securities involve increased risk of loss.

Many of our investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated (as is typically the case for private loans) or will be rated as non-investment grade by the rating agencies. Private loans often are not rated by credit rating agencies. Non-investment grade ratings typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the underlying properties’ cash flow or other factors. As a result, these investments should be expected to have a higher risk of default and loss than investment-grade rated assets. Any loss we incur may be significant and may adversely affect our results of operations and financial condition. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our investment portfolio.

We must manage our portfolio so that we do not become an investment company that is subject to regulation under the Investment Company Act.

We conduct our operations so that we avail ourselves of the statutory exclusion provided in Section 3(c)(5)(C) for companies engaged primarily in investment in mortgages and other liens on or interests in real estate. In order to qualify for this exclusion, we must maintain, on the basis of positions taken by the SEC’s Division of Investment Management, or the “Division,” in interpretive and no-action letters, a minimum of 55% of the value of our total assets in mortgage loans and other related assets that are considered “mortgages and other liens on and interests in real estate,” which we refer to as “Qualifying Interests,” and a minimum of 80% in Qualifying Interests and real estate-related assets. In the absence of SEC or Division guidance that supports the treatment of other investments as Qualifying Interests, we will treat those other investments appropriately as real estate-related assets or miscellaneous assets depending on the circumstances.

In August 2011, the SEC staff commenced an advance notice rulemaking initiative, indicating that it is reconsidering its interpretive policy under Section 3(c)(5)(C) and whether to advance rulemaking to define the basis for the exclusion. We cannot predict the outcome of this reconsideration or potential rulemaking initiative and its impact on our ability to rely on the exclusion. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon the requirements of Section 3(c)(5)(C) of the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.

Because registration as an investment company would significantly affect our ability to engage in certain transactions or be structured in the manner we currently are, we intend to conduct our business so that we will continue to satisfy the requirements to avoid regulation as an investment company. If we do not meet these requirements, we could be forced to alter our investment portfolio by selling or otherwise disposing of a substantial portion of the assets that do not satisfy the applicable requirements or by acquiring a significant position in assets that are Qualifying Interests. Any such investments may not represent an optimum use of capital when compared to the available investments we and our subsidiaries target pursuant to our investment strategy and present additional risks to us. We continue to analyze our investments and may make certain investments when and if required for compliance purposes. Altering our portfolio in this manner may have an adverse effect on our investments if we are forced to dispose of or acquired assets in an unfavorable market.

If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. In order to comply with provisions that allow us to avoid the consequences of registration under the Investment Company Act, we may need to forego otherwise attractive opportunities and limit the manner in which we conduct our operations. Therefore, compliance with the requirements of the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

Rapid changes in the values of our other real estate-related investments may make it more difficult for us to maintain our exclusion from regulation under the Investment Company Act.

If the market value or income potential of real estate-related investments declines, we may need to alter the mix of our portfolio of assets in order to maintain our exclusion from the Investment Company Act regulation. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the Investment Company Act considerations.

The Manager is not registered and does not intend to register as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). If the Manager is required to register as an investment adviser under the Advisers Act, it could impact our operations and possibly reduce your investment return.

The Manager is not currently registered as an investment adviser under the Advisers Act and does not expect to register as an investment adviser because the Company does not believe that it meets the registration requirements under the Advisers Act. In order to fall under the Advisers Act, the Manager must: (i) be in the business of (ii) providing advice or analyses on securities (iii) for compensation. First, the Company does not believe the Manager advises on “securities” because its investments in first-position mortgages, including its minority participations therein, are not securities under the Advisers Act. Second, the Company believes that any investments in securities will be solely incidental to its investment strategy and therefore, the Manager would not be considered to be “in the business of” providing advice on securities. Third, whether an adviser has sufficient regulatory assets under management to require registration under the Advisers Act depends on the nature of the assets it manages. In calculating regulatory assets under management, the Manager must include the value of each “securities portfolio” it manages. The Manager expects that our assets will not constitute a securities portfolio so long as a majority of our assets consist of assets that we believe are not securities. However, the SEC will not affirm our determination of what portion of our investments are not securities. As a result, there is a risk that such determination is incorrect and, as a result, our investments are a securities portfolio. In such event, the Manager may be acting as an investment adviser subject to registration under the Advisers Act but not be registered. If our investments were to constitute a securities portfolio, then the Manager may be required to register under the Advisers Act, which would require it to comply with a variety of regulatory requirements under the Advisers Act on such matters as record keeping, disclosure, compliance, limitations on the types of fees it could earn and other fiduciary obligations. As a result, the Manager would be required to devote additional time and resources and incur additional costs to manage our business, which could possibly reduce your investment return.

USE OF PROCEEDS

 We estimate that the net proceeds we will receive from this offering will be approximately $49,375,000 if we raise the maximum offering amount, after deducting fees payable to our managing broker-dealer and selling group members, and payment of the O&O Fee to our Manager. As sales made through a registered investment advisor that’s not dually registered with a member of FINRA are without any nonaccountable expense reimbursements, the net proceeds from the offering will depend upon the amount of such sales.

We plan to use substantially all of the net proceeds from this offering to acquire minority participation interests in commercial real estate loans originated by other funds sponsored by our Sponsor consistent with our investment strategies. We may also use a portion of the net proceeds to pay fees to our Manager or its affiliates and for other general corporate purposes, as described in more detail below. The table below demonstrates our anticipated uses of offering proceeds, but the table below does not require us to use offering proceeds as indicated. Our actual use of offering proceeds will depend upon market conditions, among other considerations. The numbers in the table are approximate. The table below does not take into account any sales of Bonds which are made through a registered investment advisor that’s not dually registered with a member of FINRA which are made without payment of any nonaccountable expense reimbursements.

We acquire minority participation interests in commercial real estate loans made by other funds sponsored by the Sponsor and its affiliates. The allocation of our capital among our target assets will depend on prevailing market conditions and may change over time in response to different prevailing market conditions, including with respect to interest rates and general economic and credit market conditions. In addition, we also may use the net proceeds from this offering to invest in assets other than our target assets, subject to our exclusion from regulation under the Investment Company Act. Until appropriate investments can be identified, our Manager may invest the net proceeds from this offering in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by our Manager that are consistent with our exclusion from regulation under the Investment Company Act. These investments are expected to provide a lower net return than we seek to achieve from our target assets.

Maximum Offering Amount

	Amount	Percent
Gross offering proceeds	$50,000,000	100.00%
Less offering expenses:
Managing broker-dealer fee(1)	$125,000	0.25%
Wholesaling fee(2)	$250,000	0.50%
O&O Fee(3)	$250,000	0.50%

Net Proceeds	$49,375,000	98.75%

Less asset management fee(4)	$125,000	0.25%

Amount available for investment	$49,25,000	98.50%

(1)
We will pay a managing broker-dealer fee of up to 0.25% of gross proceeds of the offering.

(2)
We may pay a wholesaling fee of up to 0.50% of gross proceeds of the offering. We are not required to pay the wholesaling fee, but we may agree to pay the wholesaling fee to our managing broker-dealer for sales made by certain selling group members, which it may reallow, in whole or in part, to those selling group membersfor nonaccountable expense reimbursements and/or sales commissions on sales of the Bonds. We will not pay nonaccountable expense reimbursements on any sales made through a registered investment advisor that’s not dually registered with a member of FINRA. Kevin Kennedy, an officer and member of the board of managers of our Sponsor, and Raymond Davis, an officer of our Manager, are registered as associated persons of our managing broker-dealer. As a result, they may be paid all or a part of any fees resulting from Bonds sold directly by them or through certain selling group members.

(3)
We will pay our Manager the O&O Fee of 0.50% of gross proceeds from the offering. To the extent actual organizational and offering expenses exceed 0.50% of the gross proceeds raised in the offering, our Manager will pay such amounts without reimbursement from us. If actual organization and offering expenses are less than 0.50% of the gross proceeds from the offering, the Manager will be entitled to retain any excess of the O&O Fee over actual organization and offering expenses as compensation for its services in organizing our company and this offering. In no event will the O&O Fee payable to our Manager exceed 0.50% of the offering proceeds.

(4)
We will pay our Manager an annual asset management fee of 0.25% of the outstanding principal of the Bonds. We anticipate that we will pay the asset management fee for the first year from offering proceeds, and we will pay the asset management fee for subsequent year(s) from cash from operations. There is no guarantee that we will be able to pay the asset management fee from cash from operations. In such event, we will use offering proceeds to pay the asset management fee for subsequent years, to the extent available.

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PLAN OF DISTRIBUTION

Who May Invest

As a Tier II, Regulation A offering, investors must comply with the 10% limitation to investment in the offering, as prescribed in Rule 251. The only investor in this offering exempt from this limitation is an accredited investor, an "Accredited Investor," as defined under Rule 501 of Regulation D. If you meet one of the following tests you qualify as an Accredited Investor:

(i)
You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)
You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase the Bonds (please see below on how to calculate your net worth);

(iii)
You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)
You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Bonds, with total assets in excess of $5,000,000;

(v)
You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)
You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)
You are a trust with total assets in excess of $5,000,000, your purchase of the Bonds is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Bonds; or

(viii)
You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, Net Worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the donor or grantor is the fiduciary and the fiduciary directly or indirectly provides funds for the purchase of the Bonds.

Determination of Suitability

The Selling Group Members and registered investment advisors recommending the purchase of Bonds in this offering have the responsibility to make every reasonable effort to determine that your purchase of Bonds in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

●
meet the minimum income and net worth standards set forth under “Plan of Distribution – Who May Invest ” above;

●
can reasonably benefit from an investment in the Bonds based on your overall investment objectives and portfolio structure;

●
are able to bear the economic risk of the investment based on your overall financial situation;

●
are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this offering circular of an investment in the Bonds; and

●
have apparent understanding of:

●
the fundamental risks of the investment;

●
the risk that you may lose your entire investment;

●
the lack of liquidity of the Bonds;

●
the restrictions on transferability of the Bonds; and

●
the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation, and other investments as well as any other pertinent factors. The Selling Group Members and registered investment advisors recommending the purchase of Bonds in this offering must maintain, for a six-year period, records of the information used to determine that an investment in Bonds is suitable and appropriate for you.

The Offering

We are offering a maximum offering amount of $50,000,000 of Bonds to the public through our managing broker-dealer at a price of $1,000.00 per Bond.

Our Manager has arbitrarily determined the selling price of the Bonds and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding Bonds.

The Bonds are being offered on a “best efforts” basis, which means generally that our managing broker-dealer is required to use only its best efforts to sell the Bonds and it has no firm commitment or obligation to purchase any of the Bonds. The offering will continue until the offering termination. We will conduct closings on the 20th of each month or, if the 20th is not a business day, the next succeeding business day, assuming there are funds to close, until the offering termination. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. On each closing date, offering proceeds for that closing will be disbursed to us and the Bonds purchased will be issued to the investors in the offering. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber. The offering is being made on a best-efforts basis through Crescent Securities Group, Inc., our managing broker-dealer.

Managing Broker-Dealer and Compensation We Will Pay for the Sale of the Bonds

Our managing broker-dealer will receive a managing broker-dealer fee of up to 0.25% of the gross proceeds of the offering. In addition, we may pay a wholesaling fee of up to 0.50% on certain sales of the Bonds. We are not required to pay the wholesaling fee, but we may agree to pay the wholesaling fee to our managing broker-dealer for sales made by certain selling group members for nonaccountable expense reimbursements and/or sales commissions on sales of the Bonds. Our managing broker-dealer may reallow all or a portion of the wholesaling fee to selling group members. We will not pay a wholesaling fee on any sales made through a registered investment advisor that’s not dually registered with a member of FINRA. Kevin Kennedy, an officer and member of the board of managers of our Sponsor, and Raymond Davis, an officer of our Manager, are registered as associated persons of our managing broker-dealer. As a result, they may be paid all or a part of any fees resulting from Bonds sold directly by them or through certain selling group members. Total underwriting compensation to be received by or paid to participating FINRA member broker-dealers, including a managing broker-dealer fee and wholesaling fee, will not exceed 1.0% of proceeds raised with the assistance of those participating FINRA member broker-dealers.

Set forth below are tables indicating the estimated compensation and expenses that will be paid in connection with the offering to our managing broker-dealer.

	Per Bond	Maximum Offering Amount
Offering:
Price to investor:	$1,000.00	$50,000,000
Less managing broker-dealer fee:	$2.50	$125,000
Less wholesaling fee:	$5.00	$250,000
Remaining Proceeds:	$992.50	$49,625,000

We have agreed to indemnify our managing broker-dealer, the selling group members and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

In accordance with the rules of FINRA, the table above sets forth the nature and estimated amount of all items that will be viewed as “underwriting compensation” by FINRA that are anticipated to be paid by us in connection with the offering. The amounts shown assume we sell all the Bonds offered hereby and that all Bonds are sold in the offering with the maximum wholesaling fee, which is the distribution channel with the highest possible fees.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase the Bonds; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the Bonds.

Eligibility to Purchase Bonds

We may only sell Bonds in this offering to:

●
registered principals or representatives of our managing broker-dealer and selling group members (and immediate family members of any of the foregoing persons);

●
our employees and officers or those of our Manager or our Sponsor, or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing persons);

●
clients of an investment advisor registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset-based fees with such dually registered investment advisor/broker-dealer); or

●
persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

For purposes of the foregoing, “immediate family members” means such person's spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption. All sales must be made through a registered broker-dealer participating in this offering, and investment advisors must arrange for the placement of sales accordingly. The net proceeds to us will not be affected by eliminating the wholesaling fees payable in connection with sales to or through the persons described above. Purchasers purchasing net of all of the wholesaling fees will receive Bonds in principal amount of $1,000 per Bond purchased.

Either through this offering or subsequently on any secondary market, affiliates of our company may buy the Bonds if and when they choose. There are no restrictions to these purchases. Affiliates that become Bondholders will have rights on parity with all other Bondholders.

How to Invest

Subscription Agreement

All investors will be required to complete and execute a subscription agreement in the form attached hereto as Exhibit B. The subscription agreement is available from your registered representative or financial adviser and should be delivered to Crescent Securities Group, Inc., Attn: Red Oak Capital Intermediate Income Fund, LLC, 8750 N Central Expy Suite 750, Dallas TX, 75231, together with payment in full by check, ACH or wire of your subscription purchase price in accordance with the instructions in the subscription agreement. All checks should be made payable to “Red Oak Capital Intermediate Income Fund, LLC.” We will hold closings on the 20th of each month or, if the 20th is not a business day, the next succeeding business day, assuming there are funds to close. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber.

By completing and executing your subscription agreement or order form you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Bonds for your own account and that your rights and responsibilities regarding your Bonds will be governed by the indenture and the form of bond certificate each included as an exhibit to this offering circular.

Book-Entry, Delivery and Form

The Bonds will be issued to investors in book-entry only format and will be represented by global bond certificates, or certificates, deposited with a nominee holder or reflected directly on the books and records of UMB Bank. We anticipate that such nominee holder will be the Depository Trust Company, or DTC, or its nominee Cede & Co. for purchasers purchasing through DTC participants.

We intend to gain eligibility for the Bonds to be issued and held through the book-entry systems and procedures of DTC and intend for all Bonds purchased through DTC participants to be held via DTC's book-entry systems and to be represented by certificates registered in the name of Cede & Co. (DTC's nominee). For investors purchasing Bonds prior to their DTC eligibility or not purchasing through a DTC participant, the ownership of such Bonds will be reflected on the books and records of UMB Bank.

So long as nominees, as described above, are the registered owners of the certificates representing the Bonds, such nominees will be considered the sole owners and holders of the Bonds for all purposes and the indenture. Owners of beneficial interests in the Bonds will not be entitled to have the certificates registered in their names, will not receive or be entitled to receive physical delivery of the Bonds in definitive form and will not be considered the owners or holders under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a Bond registered to DTC or its nominee must rely on either the procedures of DTC or its nominee on the one hand, and, if such entity is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Bondholder. Purchasers owning a beneficial interest in a Bond registered with UMB Bank will directly exercise its rights as a Bondholder.

As a result:

●
all references in this offering circular to actions by Bondholders will refer to actions taken by DTC upon instructions from its direct participants; and

●
all references in this offering circular to payments and notices to Bondholders will refer either to (i) payments and notices to DTC or Cede & Co. for distribution to you in accordance with DTC procedures, or (ii) payments and notices to Bondholders through UMB Bank in accordance with their applicable procedures.

The Depository Trust Company

We have obtained the information in this section concerning DTC and its book-entry systems and procedures from sources that we believe to be reliable. The description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

DTC will act as securities depositary for the Bonds registered in the name of its nominee, Cede & Co. DTC is:

●
a limited-purpose trust company organized under the New York Banking Law;

●
a "banking organization" under the New York Banking Law;

●
a member of the Federal Reserve System;

●
a "clearing corporation" under the New York Uniform Commercial Code; and

●
a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of Bonds under DTC's system must be made by or through direct participants, which will receive a credit for the Bonds on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Bonds.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

UMB Bank, N.A.

All Bonds purchased by investors prior to DTC eligibility or not through a DTC participant will be registered on the books and records of UMB Bank. Direct purchasers of Bonds will receive a credit for Bonds on UMB Bank's records. Beneficial owners purchasing this way will receive written confirmation from UMB Bank, as our Bond registrar, upon closing of their purchases. Transfers of such Bonds will be accomplished by entries made on the books and records of our Bond registrar.

Book-Entry Format

Under the book-entry format, UMB Bank, as our paying agent, will pay interest or principal payments to Cede & Co., as nominee of DTC, or directly to Bondholders. DTC will forward all payments it receives to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee, nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the Bonds to owners of beneficial interests in the certificates.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Bonds. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the Bonds on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants or of UMB Bank. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants or UMB Bank relating to or payments made on account of beneficial ownership interests in the Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

For Bonds purchased through a DTC participant, the trustee will not recognize you as a Bondholder under the Indenture, and you can only exercise the rights of a Bondholder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Bond if one or more of the direct participants to whom the Bond is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the Bonds as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge Bonds, and to take other actions, may be limited because you will not possess a physical certificate that represents your Bonds.

If the global bond certificate representing Bonds is held by DTC, conveyance of notices and other communications by the trustee to the beneficial owners, and vice versa, will occur via DTC. The trustee will communicate directly with DTC. DTC will then communicate to direct participants. The direct participants will communicate with the indirect participants, if any. Then, direct participants and indirect participants will communicate to beneficial owners. Such communications will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If your Bonds are direct registered through UMB Bank, conveyance of notices and other communications by the trustee to the beneficial owners, and vice versa, will occur directly.

The Trustee

UMB Bank has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us and our affiliates.

The indenture provides that in case an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee.

The trustee may resign at any time or may be removed by the holders of a majority of the principal amount of then-outstanding Bonds. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee, we may remove the trustee, or a court of competent jurisdiction may remove the trustee, upon petition of a holder of certificates. However, no resignation or removal of the trustee may become effective until a successor trustee has been appointed.

We are offering the Bonds pursuant to an exemption to the Trust Indenture Act of 1939, or the Trust Indenture Act. As a result, investors in the Bonds will not be afforded the benefits and protections of the Trust Indenture Act. However, in certain circumstances, the indenture makes reference to the substantive provisions of the Trust Indenture Act.

Registrar and Paying Agent

We have designated UMB Bank as paying agent for the Bonds. UMB Bank will also act as registrar for the Bonds. The Bonds will be issued in book-entry form only, and UMB Bank, as paying agent and registrar, will make payments directly to Bondholders.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

As of the date of this offering circular, Red Oak Capital Intermediate Income Fund, LLC has not yet commenced active operations. Offering Proceeds will be applied to invest in collateralized senior commercial mortgage notes, or property loans, and the payment or reimbursement of fees, expenses and uses as described throughout this offering circular. We will experience a relative increase in liquidity as we receive additional proceeds from the sale of Bonds and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our assets.

Further, we have not entered into any arrangements creating a reasonable probability that we will own a specific property loan or other asset. The number of additional property loans and other assets that we will acquire will depend upon the number of Bonds sold and the resulting amount of the net proceeds available for investment in additional property loans and other assets. Until required for the acquisition or operation of assets or used for distributions, we will keep the net proceeds of this offering in short-term, low risk, highly liquid, interest-bearing investments.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors by supporting the maintenance and viability of assets we acquire in the future and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, restructuring property loans or liquidating our investment in one or more assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries' borrowing activities by our indenture.

Results of Operations

Having not commenced active operations, we have not acquired any property loans or other assets, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted assets, the commercial real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling to the public in this offering up to $50,000,000 of Bonds. Our principal demands for cash will be for acquisition costs, including the purchase price of any participation interests in loans, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Bonds. Generally, we will fund additional acquisitions from the net proceeds of this offering. We intend to acquire additional assets with cash and/or debt. As we are dependent on capital raised in this offering to conduct our business, our investment activity over the next twelve (12) months will be dictated by the capital raised in this offering. We expect to acquire participation interests in property loans and meet our business objectives regardless of the amount of capital raised in this offering. If the capital raised in this offering is insufficient to purchase assets solely with cash, we will implement a strategy of utilizing a mix of cash and debt to acquire assets.

We expect to use debt financing as a source of capital. We have a 49% limit on the amount of debt that can be employed in the operations of the business.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Bonds. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage the asset to increase liquidity. Moreover, our Manager may change this policy, in its sole discretion, at any time to facilitate meeting its cash flow obligations. See "Description of Bonds - Certain Covenants" in this offering circular for more information.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds of this offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

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GENERAL INFORMATION AS TO OUR COMPANY

Our Company

Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company was formed on June 24, 2020 to acquire minority participation interests in commercial real estate loans, or Participation Loans, made by other funds sponsored by the Sponsor and its affiliates, or the Sponsored Funds. The Company, and any other loan participant, intends to enter into a loan participation agreement, or a Participation Agreement, pursuant to which we will share the rights, obligations and benefits of the Participation Loan with the Sponsored Fund which shall retain the majority of the participation interest in the Participation Loan. The Company expects the economic terms of the Participation Loans to differ from the economic terms of the portion of the loans funded by the Sponsored Funds.  The Sponsored Funds will not have any right to participate in the economics of the Company’s Participation Loans. The Sponsored Funds will act as lead lenders under the applicable Participation Agreement and shall be solely responsible for the administration and servicing of the Participation Loans, subject to certain consent rights of the Company. See “Investment Policies of our Company – Participation Loan Decision Rights” for further information.

The Company will not act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

Our principal executive offices are located at 625 Kenmoor Avenue SE, Suite 200, Grand Rapids, Michigan 49546, and our telephone number is (616) 734-6099. For more information on our Sponsor, its website is www.redoakcapitalgroup.com. The information on, or otherwise accessible through, our Sponsor’s website does not constitute a part of this offering circular.

Our Sponsor and Management

Our Sponsor is a Grand Rapids, Michigan based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. Its senior management includes partners who retain licenses in mortgage lending, real estate brokerage and the securities industry. Combined, this incorporates over 70 years of experience in commercial loan originations and analyses, regulatory compliance and real estate portfolio management. Our Sponsor has significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for our Company.

Operating Agreement

Management and Membership

Our management is entrusted solely to our Manager, which is also our sole member. Only our Manager, as our sole member, has the right to remove itself as our manager.

Under our operating agreement, our Manager, as the manager and sole member, has complete and absolute control over us.

Indemnification

Our operating agreement limits the liability of our Manager. See "Limitations on Liability" in this offering circular for more information.

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INVESTMENT POLICIES OF OUR COMPANY

Investment Strategy

Our investment approach is to acquire minority participation interests in commercial real estate loans, or Participation Loans, made by other funds sponsored by the Sponsor and its affiliates, or the Sponsored Funds. The Company, and any other loan participant, intends to enter into a loan participation agreement, or a Participation Agreement, pursuant to which we will share the rights, obligations and benefits of the Participation Loan with the Sponsored Fund which shall retain the majority of the participation interest in the Participation Loan. The Company expects the economic terms of the Participation Loans to differ from the economic terms of the portion of the loans funded by the Sponsored Funds.  The Sponsored Funds will not have any right to participate in the economics of the Company’s Participation Loans.

Our investments will be reviewed and approved by an investment committee, or the Participation Fund IC, which is separate and apart from the investment committee for the Sponsored Funds, or the Sponsored Funds IC. Our Participation Fund IC shall always include at least three individuals including at least two who are not members of the Sponsored Funds IC. The initial members of our Participation Fund IC are Raymond Davis, Jason Anderson and Kevin Kennedy. The Participation Fund IC will review Participation Loan proposals provided by the Sponsored Funds IC to determine the suitability of each individual investment for our Company. Our Company anticipates investing up to $15 million in an individual Participation Loan with the typical investment amount to be between $1 and $10 million per Participation Loan.

Participation Loan Decision Rights

The Sponsored Funds will act as lead lenders under the applicable Participation Agreement and shall be solely responsible for the administration and servicing of the Participation Loans. The Sponsored Fund acting as lead lender for a particular Participation Loan will be required to obtain the consent of our Company to take certain actions under the Participation Agreement. The lead lender shall not take the following actions without the consent of our Company, each considered a “Major Decision:”

●
Decrease the interest rate of the Participation Loan, or forgive, waive, reduce or extent any accrued interest, exit fee, or other fee;

●
Forgive, increase, or decrease the principal of the Participation Loan;

●
Modify, whether by extension or otherwise, the final maturity of the Participation Loan (excluding the granting of extensions that may be a part of the Participation Loan) or to change the date of any scheduled payment of principal and/or interest due;

●
Release the borrower under the Participation Loan from liability (including any financial covenants of the borrower);

●
Modify, waive, or amend any material provision of the Participation Loan documents including, without limitation, insurance requirements or repair reserves, or any restriction on re-zoning of the property securing the Participation Loan;

●
Release, substitute or exchange any material portion of the collateral given as security for the Participation Loan;

●
Subordinate the Participation Loan to any mortgage or other monetary encumbrance;

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Increase or decrease the Company’s pro rata share, as a participating lender, of the Participation Loan;

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Waive the existence of any event of default and/or rescind any acceleration of the Participation Loan is attributable to (I) a monetary event of default, (II) a material event of default that is not a monetary event of default, and/or (III) an event of default resulting from the occurrence of the maturity date and/or an insolvency event;

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Convert or exchange the Participation Loan for any other indebtedness, or cross-default the Participation Loan with any other indebtedness;

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Permit any transfer or encumbrance of the property securing the Participation Loan, or permit the transfer or encumbrance of direct or indirect ownership interests in the borrower, permit any assumption of the Participation Loan, consent to the assignment or transfer by the borrower or other obligor under the Participation Loan documents of its rights or obligations thereunder, consent to a change in the “key man” or “sponsor” under any Participation Loan document, consent to any dissolution, liquidation or consolidation or merger of the borrower, or modify any of the terms and conditions of the Participation Loan documents concerning any of the foregoing;

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Waive or amend in writing any of the material terms and conditions of any Participation Agreement;

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Commence, permit, or participate in any bankruptcy proceeding under the Participation Loan documents; or

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Modify or waive any of the provisions of any guaranty under the Participation Loan documents, including without limitation, the release or replacement of any guarantor(s).

If the Sponsored Fund, as lead lender, and our Company are unable to reach a decision with respect to a Major Decision (a “Deadlocked Decision”), then either party (the “Initiating Lender”) may send a written notice (an “Election Notice”) to the other party (the “Responding Lender”) stating the Initiating Lender wishes to initiate a buy/sell option as described herein. The Election Notice shall state that the Initiating Lender is willing to either (1) buy the entire interest in the Participation Loan of the Responding Lender, or (2) sell to the Responding Lender the entire interest in the Participation Loan of the Initiating Lender. The Election Notice shall also include the purchase price of the interest in the Participation Loan to be bought or sold, which shall be the amount that each of the Responding Lender, on the one hand, and the Initiating Lender, on the other hand, would receive in accordance with the Participation Agreement (after accounting for the repayment of outstanding fees or costs funded by such Responding Lender and all accrued and unpaid interest thereon) if the entire Participation Loan were sold for an all cash price (in an amount determined by Initiating Lender in its sole discretion) (the “Buy/Sell Purchase Price”) and the proceeds thereof distributed pursuant to the Participation Agreement.

Within thirty (30) days after receipt of an Election Notice (the “Election Period”), the Responding Lender shall give a written notice to the other Lender specifying whether such Responding Lender elects to (1) purchase the Initiating Lender’s interest in the Participation Loan, (2) sell its own interest in the Participation Loan, and/or (3) agree with the Initiating Lender’s position with respect to the Deadlocked Decision and consent to such action. If the Responding Lender elects to be a purchaser, then Initiating Lender shall have a period of five (5) days to send a notice to Responding Lender in which the Initiating Lender may agree with the Responding Lender’s position with respect to the Deadlocked Decision and consent to such action, and, as a result, the Election Notice shall be withdrawn. If the Responding Lender elects to be a purchaser and the Election Notice has not been withdrawn, then the Responding Lender shall purchase the interest in the Loan of the Initiating Lender for the applicable Buy/Sell Purchase Price. If the Responding Lender elects to be a seller, then the Responding Lender shall sell its interest in the Loan for the applicable Buy/Sell Purchase Price. The closing for this purchase and sale shall take place no earlier than ten (10) business days after and not later than twenty (20) business days after the expiration of the Election Period.

Sponsored Funds

The Sponsored Funds originate short-term, high-yielding senior loans collateralized by income producing commercial real estate assets to established and qualified real estate investors and operators at reasonable loan-to-value ratios which will be vetted through our underwriting process The Sponsored Funds focus on transactions that meet the Sponsor’s underwriting risk parameters, but do not meet the typical conforming standards of traditional banks and lenders. The Sponsored Funds follow specific lending guidelines including, but not limited to, senior lien position, concentration, asset classes, geography, natural disaster regions, zoning, borrower structure and guarantee, loan-to-value and loan-to-cost, term, fees and interest income and interest reserves.

Investment Objectives

The Company intends to hold minority participation interests in senior secured short-term, high-yielding loans originated by the Sponsored Funds that are secured by a diversified set of income producing commercial real estate assets. We intend to target a total return equal to or in excess of 6.0% on a cumulative, non-compounding basis, to holders of Bonds, by leveraging the opportunities of the Sponsored Funds in the following areas:

Experienced Management Team

The principals of our Sponsor have extensive deal analysis and structuring experience, in fact when combined, they have over 30 years of experience as a licensed lender. There is a dedicated staff of trained case managers and analysts who have field experience implementing tactical strategies at the asset level to create value.

Sourcing Deals

Our Sponsor is well known in the industry, and has cultivated extensive relationships with banks, brokers and borrowers by establishing themselves as a key player for funding real estate investments which allows the Sponsored Funds to have a “first look” at these opportunities before deals are brought to the market. Our Sponsor takes an active role in maintaining its status as a key player is through monthly conference calls with thousands of commercial real estate broker attendees where the principals are able to showcase the type of deal for which they are currently seeking. The network is constantly being expanded as this system is being implemented into other key markets and asset classes.

As detailed above, our Sponsor has an extensive network of contacts with expansive market reach to source meaningful deal flow. The principals of our Sponsor have an intimate knowledge of the Sponsored Funds’ market. Deals that come into the Sponsored Funds’ deal flow are initially sifted through based on location, asset type, collateral value, and asset quality. Deals that qualify then move through the process with strict adherence to multiple reviews in every phase of the process, including initial evaluation, due diligence, underwriting and closing. At the initial evaluation, exit strategies are discussed and defined with the borrowers and potential take out or refinance partners.

Cutting Edge Technology

Our Sponsor has a database of active buyers and qualified commercial brokers throughout the U.S. Through existing relationships ranging from real estate educators to traditional lenders, our Sponsor has thousands of deal flow sources. Additionally, due to the demands of this network, our Sponsor utilizes a cutting-edge CRM database and developed a technology platform that automatically connects transaction opportunities to borrowers. These technologies substantially reduce the time and manual demands of the Sponsored Funds’ underwriting process.

Portfolio Management

Oversight

To properly manage risk and deploy capital, our Sponsor has created a multi-pronged approach to systematically reduce risk for the Sponsored Funds. One of these prongs is the ROCX Platform®, which will allow the Sponsored Funds to streamline the manual and time-consuming parts of the transaction analysis and underwriting process. With the help of this platform, the Sponsored Funds are able to scale to a higher volume of deals without sacrificing the forensic deep dive and human expertise necessary to ensure deal quality. Below is an illustration of the process that each borrower must go through in order to be approved for a loan from the Sponsored Funds.

Decision Tree

Our Sponsor has created an automated decision tree engine which sets guidelines that objectively grade each potential loan made by the Sponsored Funds. Using this tool, we will be able to objectively measure risk while keeping the standards the same across the entire portfolio of loans. Per the above flowchart, this decision tree is run at multiple times during the process so as to not bog down the borrower in a massive upfront data request, ensure consistency of data throughout the loan application process, and continually apply the same objective standards to the applicants.

Exceptions Documentation

For a loan application to move through the application process, our Sponsor requires full documentation according to standards set on an asset class level. Approval is required from the lead underwriter for exceptions to this policy, and any such exception must be fully disclosed to the Sponsored Funds IC.

Aggregate Exception Tracking and Reporting

Our Sponsor tracks the aggregate level of exceptions which helps detect shifts in the risk characteristics of loan portfolios. When viewed on a case by case basis, underwriting exceptions may not appear to increase risk significantly, as exceptions are often well mitigated shortly after the transaction has taken place. However, when aggregated, even well mitigated exceptions can increase portfolio risk significantly. Aggregate exceptions will be analyzed regularly and reported to the Sponsored Funds IC quarterly. These analyses and reports will allow the Sponsored Funds IC to evaluate underwriting practices and assess the level of compliance.

Underwriting

Our Sponsor employs a “bottom-up” approach to focus on the fundamentals of both the borrower and the underlying real estate in order to assess the quality of the overall deal. This approach allows our Sponsor to seek investments where borrowers can capitalize on the expertise of our Sponsor and its principals in the market with an experienced understanding of the asset and proposed opportunities. Through the aid of the ROCX Platform®, the underwriter is able to concentrate on the higher risk items and not be bogged down in the minutiae of the application process.

Sponsored Funds IC

Our Sponsor has the Sponsored Funds IC that makes investment decisions on behalf of the Sponsored Funds. The Sponsored Funds IC’s members are Gary Bechtel, Joe Elias, and Jason Anderson. A tear sheet summary is created from the ROCX platform detailing all the specifics of the loan and details require to approve a decision. All loan origination decisions require the unanimous approval of the Sponsored Funds IC members.

Concentration Risk

Managing the loan portfolio includes reviewing any concentrations of risk. By segmenting the portfolio into groups with similar characteristics, management can evaluate them while considering the risk tolerances and develop strategies for diversifying the portfolio. Our Sponsor and its management team monitors these risk concentrations in the form of the geographic area, asset class, loan type and loan-to-value ranges. The Sponsored Funds IC monitors these risks by reviewing the segments quarterly and when approving newly originated loans by the Sponsored Funds.

Collections and Workout

An important part of risk mitigation and loss prevention is having a systemized monitoring process for the continual evaluation and analysis of asset performance and stability. The manager of the Sponsored Funds takes a proactive approach in this area by requiring the submission and review of financial reports of each asset from a borrower on a monthly basis. This allows for early intervention and develops a cooperative effort with borrowers to help avert and address potential financial difficulties. Nonetheless, there may be occasions where an asset is not performing as expected.

Short-term delinquencies (less than 30 days) on an asset are managed directly by the servicing department. Should an asset become 60 days delinquent, it is then placed into technical default status and referred to the collections department for review and implementation of loss prevention measures, which may include utilization of borrower reserves to maintain asset performance, attachment of financial accounts and income, and if necessary, management oversight or operational intervention of the underlying collateral.

Any asset in default status is referred to management for instituting a workout plan with the borrower in an effort to quickly analyze options, mitigate loss, and avoid foreclosure action. Should workout provisions fail, then through its legal team, the full protections afforded to the Sponsored Funds pursuant to the loan documents will be enforced, up to and including the foreclosure and sale of the underlying collateral and other assets as necessary. All debt instruments contain provisions which preclude the borrower from filing for bankruptcy protection prior to the Sponsored Funds exercising its rights under the terms of default.

Investment Allocation Policy

The Sponsor sponsors and manages, Red Oak Capital Fund, LLC, Red Oak Capital Fund II, LLC, Red Oak Capital Fund III, LLC, and Red Oak Capital Fund IV, LLC, Red Oak Capital Income Opportunity Fund, LLC, and Red Oak Capital Fund V, LLC (collectively, the “Existing Funds”), and is considering sponsoring several additional investment vehicles (collectively with the Existing Funds and the Company, the “Sponsored Funds”). Each of the Sponsored Funds has the same or a similar business model as the other Sponsored Funds.

The Sponsor has established a Sponsored Funds IC comprised of three members, Gary Bechtel, Joe Elias, and Jason Anderson. The Sponsored Funds IC has developed procedures to resolve conflicts of interest in the allocation of investments amongst the Sponsored Funds. These procedures will be subject to review and revision by the Sponsored Funds IC to insure their effectiveness.

In the event a loan opportunity becomes available which is suitable for multiple Sponsored Funds, assuming those Sponsored Funds have sufficient available money available for investment, the Sponsored Fund which has had the greatest number of days outstanding of net deployable capital shall first be offered the loan opportunity.

In determining whether or not the loan would be suitable for more than one Sponsored Fund, the Sponsored Funds IC will examine a variety of factors including, but not limited to:

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cash requirements of each Sponsored Fund

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the effect of the loan on diversification of each Sponsored Fund (size of loan to overall portfolio, asset types, geographic area and diversification of the tenants associated with collateral properties),

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the anticipated cash flow of each Sponsored Fund

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the amount of funds available to each Sponsored Fund

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length of time such funds have been available for investment

The Sponsor shall require the Sponsored Funds IC to document each investment allocation decision simultaneous with the approval of each investment opportunity, before deployment of capital, including the rationale for allocations, in a manner that evidences that certain offerings did not receive preferential treatment regarding limited capacity investment opportunities.

Generally, the Sponsored Funds sponsored by the Sponsor and its affiliates will not be allocated participations in, or co-invest in, loans, subject to one or more participation funds, whose business model will be to solely acquire minority participation interests in commercial real estate loans made by other funds sponsored by the Sponsor and its affiliates such as the Company (“Participation Funds”). When a lending opportunity is offered to a fund which is not a Participation Fund, it will generally be offered the opportunity to provide the entirety of the loan, subject to participation from a Participation Fund, at the discretion of the Sponsored Funds IC. In extremely limited circumstances, multiple funds sponsored by the Sponsor and its affiliates, which are not Participation Funds, may be offered an opportunity to participate in a loan, but only after consultation with legal counsel in consideration of applicable issues of corporate and securities law, among others.

Each Participation Fund, such as the Company, shall establish its own investment committee separate and apart from the Sponsored Funds IC, such as the Participation Fund IC. Each such investment committee for a Participation Fund shall include at least three individuals including at least two who are not members of the Sponsored Funds IC.

Following the allocation of a loan opportunity to a Sponsored Fund in accordance with the procedures above, the Sponsored Funds IC shall determine whether to seek a participation from a Participation Fund, such as the Company, for such opportunity. It is anticipated that only one Participation Fund, such as the Company, will be permitted to participate in any given loan opportunity. Following determination by the Sponsored Funds IC to seek participation, the Sponsored Funds IC shall present such participation opportunity to the applicable Participation Fund’s separate investment committee, such as the Participation Fund IC. The applicable Participation Fund investment committee shall, in its sole discretion, determine whether and the extent to which the Participation Fund shall participate in the presented opportunity. The Participation Fund IC shall review and document its decision regarding each potential participation in a manner reflecting independent underwriting and analysis of the opportunity from that of the Sponsored Funds IC. The Company is currently the only Participation Fund sponsored by the Sponsor.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Bonds, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the Treasury Regulations, the legislative history of the Code, IRS rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a Bondholder. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such Bondholder’s particular circumstances or to Bondholders subject to special rules, including, without limitation:

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a broker-dealer or a dealer in securities or currencies;

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an S corporation;

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a bank, thrift or other financial institution;

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a regulated investment company or a real estate investment trust;

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an insurance company

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a tax-exempt organization;

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a person subject to the alternative minimum tax provisions of the Code;

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a person holding the Bonds as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

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a partnership or other pass-through entity;

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a person deemed to sell the Bonds under the constructive sale provisions of the Code;

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a U.S. person whose “functional currency” is not the U.S. dollar; or

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a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the Bonds in this offering for cash and that hold the Bonds as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the Bonds that is, for U.S. federal income tax purposes:

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an individual who is a citizen or resident of the U.S.;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Bonds, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Bonds.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Bonds or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the Bonds in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Bonds

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a Bond equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefore (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the Bond. A U.S. Holder’s adjusted tax basis in a Bond (or a portion thereof) generally will be the U.S. Holder’s cost therefore decreased by any payment on the Bond other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the Bond has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain individuals, trusts and estates are subject to a Medicare tax of 3.8% on the lesser of (i) ”net investment income”, or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of Bonds, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the Medicare tax on their ownership and disposition of Bonds in light of their individual circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the Bonds or proceeds upon the sale or other disposition of such Bonds (including a redemption or retirement of the Bonds). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

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such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual is ordinarily his or her social security number;

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the IRS notifies the payor that such holder furnished an incorrect TIN;

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in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;

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in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or

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such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders are encouraged to consult their tax advisors.

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ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of the Code that may be relevant to a prospective investor, including plans and arrangements subject to the fiduciary rules of ERISA and plans or entities that hold assets of such plans (“ERISA Plans”); plans and accounts that are not subject to ERISA but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh plans, and medical savings accounts (together with ERISA Plans, “Benefit Plans” or “Benefit Plan Investors”); and governmental plans, church plans, and foreign plans that are exempt from ERISA and the prohibited transaction provisions of the Code but that may be subject to state law or other requirements, which we refer to as Other Plans. This discussion does not address all the aspects of ERISA, the Code or other laws that may be applicable to a Benefit Plan or Other Plan, in light of their particular circumstances.

In considering whether to invest a portion of the assets of a Benefit Plan or Other Plan, fiduciaries should consider, among other things, whether the investment:

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will be consistent with applicable fiduciary obligations;

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will be in accordance with the documents and instruments covering the investments by such plan, including its investment policy;

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in the case of an ERISA plan, will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other provisions of the Code and ERISA;

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will impair the liquidity of the Benefit Plan or Other Plan;

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will result in unrelated business taxable income to the plan; and

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will provide sufficient liquidity, as there may be only a limited or no market to sell or otherwise dispose of our Bonds.

ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the Benefit Plan and persons who have specified relationships to the Benefit Plan, who are “parties in interest” within the meaning of ERISA and, “disqualified persons” within the meaning of the Code. Thus, a designated plan fiduciary of a Benefit Plan considering an investment in our shares should also consider whether the acquisition or the continued holding of our shares might constitute or give rise to a prohibited transaction. Fiduciaries of Other Plans should satisfy themselves that the investment is in accord with applicable law.

Section 3(42) of ERISA and regulations issued by the Department of Labor, or DOL, provide guidance on the definition of plan assets under ERISA. These regulations also apply under the Code for purposes of the prohibited transaction rules. Under the regulations, if a plan acquires an equity interest in an entity which is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless an exception from the plan asset regulations applies

We do not believe the DOL’s plan assets guidelines apply to our Bonds or our company because our Bonds are debt securities and not equity interests in us.

If the underlying assets of our company were treated by the Department of Labor as “plan assets,” the management of our company would be treated as fiduciaries with respect to Benefit Plan Bondholders and the prohibited transaction restrictions of ERISA and the Code could apply to transactions involving our assets and transactions with “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code) with respect to Benefit Plan Bondholders. If the underlying assets of our company were treated as “plan assets,” an investment in our company also might constitute an improper delegation of fiduciary responsibility to our company under ERISA and expose the ERISA Plan fiduciary to co-fiduciary liability under ERISA and might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, an excise tax equal to 15% of the amount involved would be imposed under the Code, with an additional 100% excise tax if the prohibited transaction is not “corrected.” Such taxes will be imposed on any disqualified person who participates in the prohibited transaction. In addition, our Manager, and possibly other fiduciaries of Benefit Plan Bondholders subject to ERISA who permitted such prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, could be required to restore to the plan any losses suffered by the ERISA Plan or any profits realized by these fiduciaries as a result of the transaction or beach. With respect to an IRA or similar account that invests in our company, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status. In that event, the IRA or other account owner generally would be taxed on the fair market value of all the assets in the account as of the first day of the owner’s taxable year in which the prohibited transaction occurred.

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DESCRIPTION OF BONDS

This description sets forth certain terms of the Bonds that we are offering pursuant to this offering circular. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this offering circular for which no definition is provided.

Because this section is a summary, it does not describe every aspect of the Bonds or the indenture. We urge you to read the indenture because that document and not this summary defines your rights as a Bondholders. Please review a copy of the indenture. The indenture is filed as an exhibit to the offering statement, of which this offering circular is a part, at www.sec.gov. You may also obtain a copy of the indenture from us without charge. See “Where You Can Find More Information” for more information. You may also review the indenture at the trustee’s corporate trust office at 928 Grand Blvd, 12th Floor, Kansas City, Missouri 64106.

Ranking

The Bonds will be our direct, senior secured obligations and will rank:

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pari passu in right of payment with all our other senior secured indebtedness from time to time outstanding;

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rank senior in right of payment to our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the Bonds;

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rank senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in the collateral owned by us; and

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structurally junior to all of the indebtedness of our subsidiaries.

Interest

The Bonds will bear interest at a rate equal to 6.0% per year payable to the record holders of the Bonds quarterly in arrears on January 25th, April 25th, July 25th and October 25th of each year, beginning on the first such date that corresponds to the first full quarter after the initial closing in the offering.

Interest will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Interest on each Bond will accrue and be cumulative from the end of the most recent interest period for which interest has been paid on such Bond, or if no interest has paid, from the date of issuance.

Manner of Offering

The offering is being made on a best-efforts basis through our managing broker-dealer and selling group members. Neither our managing broker-dealer, nor any selling group member, will be required to purchase any of the Bonds.

Maturity and Renewal

Each series of Bonds offered hereby will mature on the date which is the last day of the 30th month from the initial issuance date of Bonds in such series. For illustration purposes, if the initial issuance date for a series of Bonds is September 1, 2021, then the Bonds in such series would mature on March 30, 2024. We will provide notice of maturity within 180 days prior to maturity. The Bondholders may respond to such notice and elect to have its Bonds redeemed within 150 days prior to maturity. If a Bondholder does not elect to have its Bonds redeemed in its response to the notice and if the Company does not otherwise redeem the Bonds as otherwise described herein, immediately before maturity, the Bonds will be automatically renewed for two years from the maturity date and at the same interest rate. If a Bondholder elects to be redeemed, we may, at our option, extend the maturity of the Bonds held by such Bondholder for an additional six months to facilitate our redemption of those Bonds by providing written notice of such extension after the election by the Bondholder to be redeemed and at least 60 days prior to the maturity date. All payments related to the maturity of a Bond will be provided to the Bondholder within 25 days of the maturity date.

               We expect that any renewal of Bonds may require us to file a new offering statement. In such a case, the new offering statement must be declared qualified before we will be able to renew your Bond. In this event, if the new offering statement has not yet been filed or become effective, we will extend your period to elect to be redeemed until ten days following the date of our notice to you that the new offering statement has become effective, which notice will include a new offering circular.

THE REQUIRED INTEREST PAYMENTS AND PRINCIPAL PAYMENT ARE NOT A GUARANTY OF ANY RETURN TO YOU NOR ARE THEY A GUARANTY OF THE RETURN OF YOUR INVESTED CAPITAL. While our company is required to make interest payments and principal payment as described in the indenture and above, we do not intend to establish a sinking fund to fund such payments. Therefore, our ability to honor these obligations will be subject to our ability to generate sufficient cash flow or procure additional financing in order to fund those payments. If we cannot generate sufficient cash flow or procure additional financing to honor these obligations, we may be forced to sell some or all of our company’s assets to fund the payments, or we may not be able to fund the payments in their entirety or at all. If we cannot fund the above payments, Bondholders will have claims against us with respect to such violation.

Bondholder Redemption

The Bonds will be redeemable at the election of the Bondholder beginning 90 days from the issuance date of the applicable Bond. In order to be redeemed, the Bondholder must provide written notice to us at our principal place of business. Our Manager shall have full discretion to decide how many Bond redemptions shall occur in any quarterly period. We will have 90 days from the date such notice is provided to either (i) set the redemption date which shall be the last day of the corresponding quarterly period or (ii) inform the Bondholder that their redemption request is deferred until accepted by our Manager. If the Bondholder is notified that our Manager has deferred the Bond redemption, then the Bondholder may revoke its redemption request by providing written notice to us at our principal place of business within 20 days of receiving notice of the deferral. If written notice of the redemption is received by us on or after 90 days from the issuance date of the Bond and on or before its maturity date, and the redemption is accepted by our Manager, then we shall redeem the Bondholder’s Bonds at a price per Bond equal to $1,000 plus any accrued but unpaid interest on the Bond as of the redemption date which shall be the last day of the corresponding quarterly period, subject to the Clawback described below. Our payment to the Bondholder for such redemption shall be reduced by the Clawback, which is the as would reduce the annual interest rate for interest accrued on the Bonds being redeemed by 2%, from 6% per annum to 4% per annum, computed on the basis of a 360-day year. If the Bonds are renewed for an additional term, the Clawback shall only apply to the renewal term of the Bond. Bond redemptions pursuant to the Bondholder Redemption will occur on a quarterly basis in the order that notices are received and as approved by our Manager with payments for such redemptions being sent within 25 days of the end of the applicable quarterly period.

Redemption Upon Death or Disability

Within 60 days of the death or total permanent disability of a Bondholder who is a natural person, the estate of such Bondholder, such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole but not in part and without penalty, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. Any such request shall specify the particular event giving rise to the right of the holder to have his or her Bonds redeemed. If a Bond held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled Bondholder (or a legal representative) upon total permanent disability of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event.

Upon receipt of redemption request in the event of death or total permanent disability of a Bondholder, we will have 90 days from the date we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be redeemed to designate a date for the redemption of such Bonds which shall be the last day of the corresponding quarterly period. Within 25 days of the designated date, we will redeem such Bonds at a price per Bond that is equal to $980 plus all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed.

Optional Redemption

We may redeem the Bonds, in whole or in part, without penalty within six months of maturity. If the Bonds are renewed for an additional term, we may redeem the Bonds at any time during such renewal period. Any redemption of a Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds. If we plan to redeem the Bonds, we are required to give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each Bondholder’s address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Merger, Consolidation or Sale

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the successor entity, if other than us:

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is organized and existing under the laws of the United States of America or any United States, or U.S., state or the District of Columbia; and

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assumes all of our obligations to perform and observe all of our obligations under the Bonds and the indenture;

and provided further that no event of default under the indenture shall have occurred and be continuing.

Except as described below under “- Certain Covenants – Offer to Repurchase Upon a Change of Control Repurchase Event,” the indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indenture does not contain any provision which would protect the Bondholders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Certain Covenants

Offer to Repurchase Upon a Change of Control Repurchase Event

“Change of Control Repurchase Event” means (A) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the membership units entitling that person to exercise more than 50% of the total voting power of all the membership units entitled to vote in meetings of our company (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (B) following the closing of any transaction referred to in subsection (A), neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange, or the NYSE, the NYSE Amex Equities, or the NYSE Amex, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the Nasdaq Stock Market.

If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the Bonds as described under “- Optional Redemption,” we must offer to repurchase the Bonds at a price that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus (i) 1.02 times the then outstanding principal amount of the Bonds if such Bonds are at least four years from maturity; (ii) 1.015 times the then outstanding principal amount of the Bonds if such Bonds are at least three years, but no more than four years, from maturity; (iii) 1.01 times the then outstanding principal amount of the Bonds if such Bonds are at least two years, but no more than three years, from maturity; and (iv) the then outstanding principal amount of the Bonds if no more than two years from maturity.

49% Debt Limit

The indenture will limit the indebtedness incurred by us, directly or indirectly (including the debt of our subsidiaries), to 49% of the outstanding principal of any loans or other assets owned, directly or indirectly, by us. For purposes of complying with the 49% limitation described above, any principal owed on the Bonds will not be considered indebtedness

Reports

We will furnish the following reports to each Bondholder:

Reporting Requirements under Tier II of Regulation A. After launching this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31st, our Manager will cause to be mailed or made available, by any reasonable means, to each Bondholder as of a date selected by our Manager, an annual report containing financial statements of our company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, Company equity and cash flows, with such statements having been audited by an accountant selected by our Manager. Our Manager shall be deemed to have made a report available to each Bondholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such report is publicly available on such system or (ii) made such report available on any website maintained by our company and available for viewing by the Bondholders.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or assets; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Prior to this offering, there has been no public market for the Bonds. We may apply for quotation of the Bonds on an alternative trading system or over the counter market beginning after the final closing of this offering. However, even if the Bonds are listed or quoted, no assurance can be given as to (1) the likelihood that an active market for the Bonds will develop, (2) the liquidity of any such market, (3) the ability of Bondholders to sell the Bonds or (4) the prices that Bondholders may obtain for any of the Bonds. No prediction can be made as to the effect, if any, that future sales of the Bonds, or the availability of the Bonds for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of the Bonds, or the perception that such sales could occur, may adversely affect prevailing market prices of the Bonds. See “Risk Factors — Risks Related to the Bonds and the Offering.”

Event of Default

The following are events of default under the indenture with respect to the Bonds:

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default in the payment of any interest on the Bonds when due and payable, which continues for 60 days, a cure period;

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default in the payment of any principal of or premium on the Bonds when due, which continues for 60 days, a cure period;

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default in the performance of any other obligation or covenant contained in the indenture or in this offering circular for the benefit of the Bonds, which continues for 120 days after written notice, a cure period;

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specified events in bankruptcy, insolvency or reorganization of us; and

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any final and non-appealable judgment or order for the payment of money in excess of $25,000,000 singly, or in the aggregate for all such final judgments or orders against all such Persons is rendered against us and is not be paid or discharged.

Book-entry and other indirect Bondholders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or rescind an acceleration of maturity.

Annually, within 120 days following December 31st while the Bonds are outstanding, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture, or else specifying any event of default and the nature and status thereof. We will also deliver to the trustee a written notification of any uncured event of default within 30 days after we become aware of such uncured event of default.

Remedies if an Event of Default Occurs

Subject to any respective cure period, if an event of default occurs and is continuing, the trustee or the Bondholders of not less than a majority in aggregate principal amount of the Bonds may declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately. In such event, the trustee will have the right force us to sell any real property held by us or any subsidiary of ours that we have the unilateral right to cause it to sell its assets. We will be required to contribute the proceeds of any such sale to the repayment of the Bonds. With respect to subsidiaries for which we do not have the unilateral right to sell their assets (for example, if we acquire a property in a joint venture), the trustee has the right to force us to sell our equity in such subsidiary in order to repay the Bonds.

At any time after the trustee or the Bondholders have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the Bonds, but before the trustee has obtained a judgment or decree for payment of money due, the Bondholders of a majority in aggregate principal amount of outstanding Bonds may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The Bondholders of a majority in principal amount of the outstanding Bonds may waive any default with respect to that series, except a default:

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in the payment of any amounts due and payable or deliverable under the Bonds; or

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in an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each Bondholder

The Bondholders of a majority in principal amount of the outstanding Bonds may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Bonds, provided that (i) such direction is not in conflict with any rule of law or the indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Bondholders not joining therein. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the Bondholders, the trustee is entitled to receive from those Bondholders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Bondholder will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

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that Bondholder previously gives to the trustee written notice of a continuing event of default in excess of any cure period,

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the Bondholders of not less than a majority in principal amount of the outstanding bonds have made written request;

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such Bondholder or Bondholders have offered to indemnify the trustee against the costs, expenses and liabilities incurred in connection with such request;

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the trustee has not received from the Bondholders of a majority in principal amount of the outstanding Bonds a direction inconsistent with the request (it being understood and intended that no one or more of such Bondholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the indenture to affect, disturb or prejudice the rights of any other of such Bondholders, or to obtain or to seek to obtain priority or preference over any other of such Bondholders or to enforce any rights under the indenture, except in the manner herein provided and for equal and ratable benefit of all Bondholders); and

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the trustee fails to institute the proceeding within 60 days.

However, the Bondholder has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Bond on the respective due dates (or any redemption date, subject to certain discounts) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Bondholder.

LEGAL PROCEEDINGS

There are currently no legal proceedings involving our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners (10% or more)

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
LLC Interests	Chip Cummings*	N/A	23.33%

LLC Interests	Joseph Elias*	N/A	23.33%

LLC Interests	Kevin Kennedy*	N/A	23.33%

LLC Interests	Gary Bechtel*	N/A	10.00%

LLC Interests	Raymond Davis*	N/A	10.00%

LLC Interests	Jason Anderson*	N/A	10.00%

LLC Interests	All Executives and Managers*	N/A	100.00%

*625 Kenmoor Avenue SE, Suite 200, Grand Rapids, Michigan 49546

BOARD OF MANAGERS AND EXECUTIVE OFFICERS

The following table sets forth information on our board of managers and executive officers of our Sponsor. We are managed by our Manager, which is majority owned and controlled by our Sponsor. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Company	Manager/Officer Since

Gary Bechtel	62	Chief Executive Officer*	June 24, 2020
Joseph Elias	41	Chief Operations Officer*	June 24, 2020
Kevin P. Kennedy	54	Chief Sales and Distribution Officer*	June 24, 2020
Jason Anderson	35	Chief Financial Officer*	June 24, 2020
Raymond T. Davis	53	Chief Business Development Officer	June 24, 2020

*Member of the board of managers of the Sponsor, which controls our Manager, which controls our company.

Executive Officers and Managers

Set forth below is biographical information for our Sponsor’s executive officers.

Gary Bechtel, Chief Executive Officer and a member of the board of managers for our Sponsor.  Gary previously served as President of Money360 and was responsible for developing and executing Money360’s expansion strategy. Gary also served on Money360’s Credit Committee and Board of Directors. Prior to joining the Money360, he was Chief Lending/Originations Officer of CU Business Partners, LLC, the nation’s largest credit union service organization (CUSO).  Previously, Gary held management or production positions with Grubb & Ellis Company, Meridian Capital, Johnson Capital, FINOVA Realty Capital, Pacific Southwest Realty Services and Hometown Commercial Capital. Gary began his career with the Alison Company and over the past thirty-four years has been involved in all aspects of the commercial real estate finance industry, as a lender and as an intermediary, including the origination, underwriting, structuring, placement and closing of over $10B in commercial debt transactions, utilizing various debt structures which have included permanent, bridge, equity, mezzanine and construction on transactions of $1M to $250M. These transactions were placed with a variety of capital sources that included life companies, commercial banks, credit unions and equity and mezzanine funds, on property types that included office, retail, industrial, multifamily, hospitality, self storage and manufactured housing.  He is or has been a member of the Mortgage Bankers Association of America, California Mortgage Bankers Association, National Association of Industrial and Office Properties, and International Council of Shopping Centers. Gary has spoken at numerous industry events and written articles and has been regularly quoted in a number of regional and national publications.

Joseph Elias is a founding partner, Chief Operations Officer and a member of the board of managers for our Sponsor. He is responsible for platform development and enhancement. Previously, Joe cofounded Loquidity in 2014, a commercial real estate crowdfunding platform where he served as COO, in which capacity he served until 2018. Joe possesses more than 14 years of executive technology operations experience with Fortune 50 companies and 17 years of experience in real estate finance and development. He has spent his career leading corporate transformation and achieving significant operational efficiencies by successfully integrating new technologies. This expertise combined with an entrepreneurial spirit, inspired him to develop innovative scalable solutions to transform the real estate investing landscape through the ROCX Platform. Prior to that, Joe served as a senior director at Comcast from 2003 to 2014, managing a $1 billion portfolio program. He and his team worked to implement new technology realizing an estimated $300 million in cost savings. Prior to Comcast, he was a project manager at General Motors. Joe operated multiple successful family businesses, managing millions of dollars’ worth of real estate assets in major Midwestern markets. Joe earned his Bachelor of Science in Management Information Systems from Wayne State University and holds an MBA from the Ross School of Business at the University of Michigan.

Kevin P. Kennedy is a founding partner, Chief Marketing Officer and a member of the board of managers for our Sponsor. He is responsible for capital acquisition, platform distribution and broker dealer relationships. Kevin has 25 years of experience in investment management. Most recently, he was with BlackRock Investment Management Corporation from 1990 to 2016, where he served as Managing Director and Divisional Sales Director prior to leaving. His team was responsible for selling and marketing BlackRock’s active, passive and alternative investments. Prior to BlackRock, Kevin was a Director and Vice President for Merrill Lynch Investment Managers covering the Midwest region. He began his career with Merrill Lynch in 1990 as a trading liaison. He was instrumental in helping both firms raise billions in sales, increase revenue, new offerings, platform enhancements and sales team development. Kevin holds a Series 7, 24, 63, 65 and 66 securities licenses. He received his Bachelor of Arts degree from Duquesne University, in Pittsburg, PA.  He completed his Certified Investment Management Analyst certification (CIMA) designation from Wharton Executive Education-University of Pennsylvania in 2007.

Jason Anderson is Chief Financial Officer and a member of the board of managers for our Sponsor. He focuses on the creation and development of operational and accounting expertise. Jason has more than 12 years in the financial services industry. Under his tenure as a Shareholder, Director and Executive Committee Member at Strait Capital from 2009 to 2017, assets under administration increased from $40 million to nearly $4 billion. His expertise lies in architecting and delivering a full-fledge institutional operating platform for hedge funds, private equity groups, and family offices. Jason launched over 100 alternative investment vehicles while at Strait Capital. Jason has also served as Director of Anderson Capital Consulting LLC since 2017. He began his career as a hedge fund analyst specializing in distressed securities, mergers and acquisitions, and capital arbitrage strategies. While a university student, he was hand-picked to serve as an analyst for the $1+ Billion SMU Endowment Fund. Jason graduated Magna Cum Laude with a Bachelor of Business Administration in Finance and a Bachelor of Science in Economics with Business Honors and Department Distinction from Southern Methodist University. Jason has earned the Chartered Financial Analyst (CFA) designation.

Raymond T. Davis is Chief Business Development Officer Ray is responsible for the companies long-term business strategy, including supporting our lending product development, and leading capital strategy, which includes concurrently developing strategic offerings with investment partners amongst the independent broker dealer community, family offices and pension funds. Ray has more than 20 years of management experience. Since 2014, Ray has focused is operational and strategic skills on implementing policy, process and operational enhancements for various investment funds and vehicles distributed in the independent broker dealer community. Ray has served both private companies and registered alternative investment funds in various senior roles. Ray attended Wayne State University.

Track Record of our Sponsor

The Sponsor has sponsored four prior public programs, Red Oak Capital Fund II, LLC, or ROCF II, Red Oak Capital Fund III, LLC, or ROCF III, Red Oak Capital Fund IV, LLC, or ROCF IV, and Red Oak Capital Fund V, LLC, or ROCF V.  ROCF II commenced offering up to $50 million of bonds pursuant to an offering statement qualified with the SEC on September 4, 2018.  The final closing in ROCF II's offering occurred on August 1, 2019, with all $50 million of bonds being sold.  ROCF II sold bonds in two series, one maturing on August 1, 2021 (“ROCF II Series A”) and the second maturing on August 1, 2024 (“ROCF II Series B”).  In addition, each ROCF II A Bond will renew automatically for another two year term and each ROCF II Series B Bond will renew automatically for another five year term, at their respective maturities indefinitely, unless otherwise elected by the bondholder or ROCF II.   As such, ROCF II has an indefinite life with no global liquidity event expected.  Each successive maturity date should viewed as a periodic liquidity event and the first such event has not yet been reached.

As of December 31, 2019, ROCF II issued approximately $3.1 million and $46.9 million of ROCF II Series A and ROCF II Series B, respectively. ROCF II had incurred approximately $4.8 million of debt issuance costs from the offering, of which $63,000 and $3,163,000 were incurred as commissions for ROCF II Series A and ROCF II Series B issuances, respectively.

ROCF II is managed by the Manager, an affiliate of our Sponsor, and pays an annual management fee to the Manager which is based on an annual rate of 2.00% of the gross principal outstanding of ROCF II Series A bondholders and 1.75% of gross principal outstanding of ROCF II Series B bondholders. Through December 31, 2019, approximately $580,000 of management fees had been earned by the Manager.

ROCF II pays an acquisition fee to the Manager which is calculated as 0.50% of the gross mortgage loans receivable, inclusive of any closing costs. As of December 31, 2019, approximately $227,000 of acquisition fees had been earned by the Manager.

ROCF II pays organization fees to the Manager which are calculated as 2.00% of the gross proceeds of the sale of both ROCF II Series A and ROCF II Series B. As of December 31, 2019, approximately $1,000,000 of organization fees had been earned by the Manager.

As of December 31, 2019, net proceeds to ROCF II after debt issuance costs, organization and offering costs, acquisition fees, and management fees were approximately $43.4 million.

ROCF II held approximately $45.31 million of mortgage loans receivable as of December 31, 2019. This consisted of fourteen mortgage loans where the interest rate ranged between 10% and 16% (averaging 11%) and where the maturities ranged from March 5, 2020 to December 5, 2020, based on twelve-month terms with two optional six-month extensions.

ROCF II has made all interest payments on its outstanding Bonds timely to the paying agent in accordance with the terms of ROCF II’s indenture and outstanding Bonds.

ROCF III commenced offering up to $50 million of bonds pursuant to an offering statement qualified with the SEC on September 18, 2019.  The initial closing in ROCF III's offering occurred on September 27, 2019. The final closing in ROCF III's offering occurred on December 23, 2019, with all $50 million of bonds being sold. ROCF III sold bonds in two series, one maturing on December 31, 2022 (“ROCF III Series A”) and the second maturing on June 30, 2026 (“ROCF III Series B”).  As with ROCF II, each ROCF III Series A Bond will renew automatically for another two year term and each ROCF III Series B Bond will renew automatically for another five year term, at their respective maturities indefinitely, unless otherwise elected by the bondholder or ROCF III.   As such, ROCF III also has an indefinite life with no global liquidity event expected.  Each successive maturity date should viewed as a periodic liquidity event and the first such event has not yet been reached.

As of December 31, 2019, ROCF III issued approximately $4.4 million and $45.6 million of ROCF III Series A and ROCF III Series B, respectively. ROCF III had incurred approximately $4.5 million of debt issuance costs from the offering, of which $86,000 and $2,965,000 were incurred as commissions for ROCF III Series A and ROCF III Series B issuances, respectively.

ROCF III is managed by the Manager, an affiliate of our Sponsor, and pays an annual management fee to the Manager which is based on an annual rate of 1.75% of gross principal outstanding of all bonds. Through December 31, 2019, approximately $138,000 of management fees had been earned by the Manager.

ROCF III pays an acquisition fee to the Manager which is calculated as 0.50% of the gross mortgage loans receivable, inclusive of any closing costs. As of December 31, 2019, approximately $123,000 of acquisition fees had been earned by the Manager.

ROCF III pays organization fees to the Manager which are calculated as 2.00% of the gross proceeds of the sale of all bonds. As of December 31, 2019, approximately $1,000,000 of organization fees had been earned by the Manager.

As of December 31, 2019, net proceeds to ROCF III after debt issuance costs, organization and offering costs, acquisition fees, and management fees were approximately $44.2 million.

ROCF III held approximately $24.64 million of mortgage loans receivable as of December 31, 2019. This consisted of six mortgage loans where the interest rate averaged 11% and where the maturities ranged from November 18, 2020 to December 30, 2020, based on twelve-month terms with two optional six-month extensions.

ROCF III has made all interest payments on its outstanding Bonds timely to the paying agent in accordance with the terms of ROCF III’s indenture and outstanding Bonds.

ROCF IV commenced offering up to $50 million of bonds pursuant to an offering statement qualified with the SEC on January 29, 2020. The initial closing in ROCF IV’s offering occurred on February 21, 2020.  The final closing in ROCF IV’s offering occurred on August 20, 2020, with all $50 million of bonds being sold. ROCF IV is selling bonds in four series, two maturing on June 30, 2023 (“ROCF IV Series A”) and the other two maturing on June 30, 2026 (“ROCF IV Series B”).  As with ROCF II and ROCF III, each ROCF IV Series A Bond will renew automatically for another two year term and each ROCF IV Series B Bond will renew automatically for another five year term, at their respective maturities indefinitely, unless otherwise elected by the bondholder or ROCF IV.   As such, ROCF IV also has an indefinite life with no global liquidity event expected.  Each successive maturity date should viewed as a periodic liquidity event and the first such event has not yet been reached. As of December 31, 2019, ROCF IV had not commenced operations.

ROCF V commenced offering up to $50 million of bonds pursuant to an offering statement qualified with the SEC on August 13, 2020. The initial closing in ROCF V's offering occurred on September 23, 2020, with approximately $49.1 million of bonds remaining to be sold, as of the date of this report. ROCF V is selling bonds in two series with each maturing on December 31, 2026 (collectively, “ROCF V Bonds”). As with ROCF IV Series B Bonds, each ROCF V Bond will renew automatically for another five year term upon maturity indefinitely, unless otherwise elected by the bondholder or ROCF V. As such, ROCF V also has an indefinite life with no global liquidity event expected. Each successive maturity date should viewed as a periodic liquidity event and the first such event has not yet been reached. As of December 31, 2019, ROCF V had not commenced operations.

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EXECUTIVE COMPENSATION

Our company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers named in "Board of Managers and Executive Officers;" provided that, we may reimburse our Manager for expenses incurred by its executive officers while acting on behalf of our company (such as travel or entertainment expenses). See "Compensation of Our Manager and Its Affiliates" for a list of fees payable to Manager or its affiliates.

COMPENSATION OF OUR MANAGER AND ITS AFFILIATES

The following is a description of compensation we may pay to our Manager and its affiliates or in connection with the proceeds of the offering. These compensation arrangements have been established by our Manager and its affiliates and are not the result of arm's-length negotiations. Services for which our company engages our Manager or its affiliates and which are not described below will be compensated at the market rate. Fees payable to our Manager or its affiliates in excess of the rate set forth in this section will require the affirmative consent of a majority of the Bonds. Our Manager or an affiliate may elect to waive or defer certain of these fees in its sole discretion. This table assumes that the maximum offering amount of $50,000,000 in the aggregate is raised.

Form of Compensation	Description	Estimated Amount of Compensation

Offering and Organization Stage:

O&O Fee:	Our Manager will receive the O&O Fee equal to 0.50% of gross proceeds. The Manager will pay our actual organization and offering expenses out of the O&O Fee and will be entitled to retain as compensation the excess, if any, of the O&O fee over actual organization and offering expenses. To the extent organizational and offering expenses exceed 0.50% of the gross proceeds raised in the offering, our Manager will pay such amounts without reimbursement from us.	$250,000

Operating Stage:

Asset Management Fee:	Our Manager will be paid an annual asset management fee of 0.25% of the total principal amount of the Bonds outstanding. The asset management fee will be paid quarterly in advance.	$125,000 per year

Accountable Expense Reimbursements
Our Manager will be entitled to receive an accountable expense reimbursement for documented expenses of our Manager and its affiliates incurred on behalf of our company that are reasonably necessary for the performance by our Manager of its duties and functions. The accountable expense reimbursement will be reimbursed monthly to our Manager.
		Indeterminable at this time.

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LIMITATIONS ON LIABILITY

Our Manager and executive officers, if any are appointed by our Manager, will owe fiduciary duties to our company and our members in the manner prescribed in the Delaware Limited Liability Company Act and applicable case law. Neither our Manager nor any executive officer will owe fiduciary duties to our bondholders. Our Manager is required to act in good faith and in a manner that it determines to be in our best interests. However, nothing in our operating agreement precludes our Manager or executive officers or any affiliate of our Manager or any of their respective officers, directors, employees, members or trustees from acting, as a director, officer or employee of any corporation, a trustee of any trust, an executor or administrator of any estate, a member of any company or an administrative official of any other business entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing, and neither our company nor any member shall have any right to participate in any manner in any profits or income earned or derived by our Manager or any affiliate thereof or any of their respective officers, directors, employees, members or trustees, from or in connection with the conduct of any such other business venture or activity. Our Manager, its executive officers, any affiliate of any of them, or any shareholder, officer, director, employee, partner, member or any person or entity owning an interest therein, may engage in or possess an interest in any other business or venture of any nature or description, provided that such activities do not compete with the business of our company or otherwise breach their agreements with our company; and no member or other person or entity shall have any interest in such other business or venture by reason of its interest in our company.

Our Manager or executive officers have no liability to our company or to any member for any claims, costs, expenses, damages, or losses suffered by our company which arise out of any action or inaction of any manager or executive officer if such manager or executive officer meets the following standards: (i) such manager or executive officer, in good faith, reasonably determined that such course of conduct or omission was in, or not opposed to, the best interests of our company, and (ii) such course of conduct did not constitute fraud, willful misconduct or gross negligence or any breach of fiduciary duty to our company or its members. These exculpation provisions in our operating agreement are intended to protect our Manager and executive officers from liability when exercising their business judgment regarding transactions we may enter into.

Insofar as the foregoing provisions permit indemnification or exculpation of our Manager, executive officers or other persons controlling us from liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification and exculpation is against public policy as expressed in the Securities Act and is therefore unenforceable.

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INDEPENDENT AUDITORS

The financial statements of our company, which comprise the balance sheet as of June 30, 2020 and the related statements of operations, members' equity and cash flows for the period from June 24, 2020 (date of inception) through June 30, 2020 included in this offering circular and the related notes to those financial statements, have been audited by UHY LLP, an independent public accounting firm, as stated in their report appearing elsewhere herein.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the Bonds, will be passed upon for us by Kaplan Voekler Cunningham & Frank, PLC.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

Our Sponsor maintains a website, www.redoakcapitalgroup.com, which contains additional information concerning us, our Manager and our Sponsor. We will file, annual, semi-annual and special reports, and other information, as applicable, with the SEC. You may read and copy any document filed with the SEC at the SEC's public company reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, and informational statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

Our company has filed an offering statement of which this offering circular is a part with the SEC under the Securities Act. The offering statement contains additional information about us. You may inspect the offering statement without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

This offering circular does not contain all of the information included in the offering statement. We have omitted certain parts of the offering statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the offering statement, which may be found at the SEC's website at http://www.sec.gov. Statements contained in this offering circular and any accompanying supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

PART F/S

RED OAK CAPITAL INTERMEDIATE INCOME FUND, LLC

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITOR’S REPORT

FOR THE PERIOD JUNE 24, 2020 (DATE OF FORMATION) THROUGH JUNE 30, 2020

INDEPENDENT AUDITOR’S REPORT

To the Managing Member
Red Oak Capital Intermediate Income Fund, LLC

We have audited the accompanying financial statements of Red Oak Capital Intermediate Income Fund, LLC (a Delaware limited liability corporation), which comprise the balance sheet as of June 30, 2020, and the related statements of operations, changes in member’s capital, and cash flows for the period from June 24, 2020 (date of formation) to June 30, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Red Oak Capital Intermediate Income Fund, LLC as of June 30, 2020, and the results of its operations, changes in member’s capital, and cash flows for the period from June 24, 2020 (date of formation) to June 30, 2020, in accordance with accounting principles generally accepted in the United States of America.

/s/ UHY LLP
Farmington Hills, Michigan
July 20, 2020

Red Oak Capital Intermediate Income Fund, LLC
Balance Sheet
June 30, 2020

Assets

Total assets	$-

Liabilities and Member's Capital

Total liabilities	-

Total member's capital	-

Total liabilities and member's capital	$-

Red Oak Capital Intermediate Income Fund, LLC
Statement of Operations
For the period June 24, 2020 (Date of Formation) through June 30, 2020

Revenue:
Total revenue	$-

Expenses:
Total expenses	-

Net income (loss)	$-

Red Oak Capital Intermediate Income Fund, LLC
Statement of Changes in Member's Capital
For the period June 24, 2020 (Date of Formation) through June 30, 2020

Managing Member

Member's capital, June 24, 2020	$-

Capital contributions	-

Capital distributions	-

Net income (loss)	-

Member's capital, June 30, 2020	$-

Red Oak Capital Intermediate Income Fund, LLC
Statement of Cash Flows
For the period June 24, 2020 (Date of Formation) through June 30, 2020

Cash flows from operating activities:
Net income (loss)	$-

Adjustments to reconcile net income (loss)
to net cash provided by (used in) operating activities:

Net cash provided by (used in) operating activities	-

Cash flows from financing activities:

Net cash provided by (used in) financing activities	-

Net change in cash and cash equivalents	-

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$-

1. Organization

Red Oak Capital Intermediate Income Fund, LLC, (the “Company”) is a Delaware limited liability company formed to acquire minority participation interests in commercial real estate loans (“Participation Loans”) made by other funds sponsored by the Sponsor and its affiliates (“Sponsored Funds”). The Company intends to enter into a loan participation agreement pursuant to which it will share the rights, obligations and benefits of the Participation Loan with the Sponsored Fund which shall retain the majority of the participation interest in the Participation Loan. Red Oak Capital Participation Fund GP, LLC is the Managing Member and owns 100% of the member interests in the Company.

The Company formed on June 24, 2020 and has not commenced operations. The Company anticipates raising a maximum of $50 million of Senior Secured Bonds (collectively the “Bonds”) pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The Company’s term is indefinite.

2. Significant accounting policies

Basis of presentation
The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and all values are stated in United States dollars.

The Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") is the exclusive reference of authoritative accounting principles recognized by nongovernmental entities with the exception of guidance issued by the Securities and Exchange Commission ("SEC") and its staff.

Use of estimates
The preparation of the financial statements requires the Managing Member to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. The Managing Member believes the estimates utilized in preparing the Company’s financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Company's financial statements.

Fair value – hierarchy of fair value
In accordance with FASB ASC 820-10, Fair Value Measurements and Disclosures, the Company discloses the fair value of its assets and liabilities in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820-10-35-39 to 55 provides three levels of the fair value hierarchy as follows:

Level One - Inputs use quoted prices in active markets for identical assets or liabilities of which the Company has the ability to access.

Level Two - Inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level Three - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.

2. Significant accounting policies (continued)

In instances whereby inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgement and considers factors specific to each asset or liability.

Cash and cash equivalents
Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes. Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation or Securities Investor Protection Corporation limitations.

Mortgage loans receivable
Mortgage loans receivable are classified as held-for-investment based on the Company’s intention and ability to hold the loans until maturity. The loans are stated at the amount of unpaid principal adjusted for any impairment or allowance for loan losses. The Company’s mortgage loans receivable are expected to consist of senior secured private company loans collateralized by the borrower’s underlying commercial real estate assets. The repayment of the loans will be dependent upon the borrower’s ability to obtain a permanent financing solution or to sell the commercial real estate asset. The Company’s mortgage loans receivable will have heightened credit risk stemming from several factors, including the concentration of loans to a limited number of borrowers, the likelihood of construction projects running over budget, and the inability of the borrower to sell the underlying commercial real estate asset.

Nonaccrual loans
Interest income is recognized to the extent paid or if the analysis performed on the related receivables supports the collectability of the interest receivable. A loan is placed on nonaccrual when the future collectability of interest and principal is not expected, unless, in the determination of the Managing Member, the principal and interest on the loan are well collateralized and in the process of collection. When classified as nonaccrual, accrued interest receivable on the loan is reversed and the future accrual of interest is suspended. Payments of contractual interest are recognized as income only to the extent that full recovery of the principal balance of the loan is reasonably certain.

Impairment and allowance for loan losses
Mortgage loans receivables are considered “impaired” when, based on observable information, it is probable the Company will be unable to collect the total amount outstanding under the contractual terms of the loan agreement. The Managing Member assesses mortgage loans receivable for impairment on an individual loan basis and determines the extent to which a specific valuation allowance is necessary by comparing the loan’s remaining balance to either the fair value of the collateral, less the estimated cost to sell, or the present value of expected cash flows, discounted at the loan’s base interest rate.

An allowance for loan losses on mortgage loans receivable is established through a provision for loan losses charged against income and includes specific reserves for impaired loans. Loans deemed to be uncollectible are charged against the allowance when the Managing Member believes that the collectability of the principal is unlikely and subsequent recoveries, if any, are credited to the allowance. The Managing Member’s periodic evaluation of the adequacy of the allowance is based on an assessment of the current loan portfolio, including known inherent risks, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral, and current economic conditions.

2. Significant accounting policies (continued)

Bonds payable
Company issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis. The contingent interest associated with the bonds will be recognized on an accrual basis at the end of each reporting period assuming a hypothetical liquidation of the Company’s mortgage loans receivable at fair value.

Income and expense recognition
Interest income and other related income are recognized on an accrual basis when earned, except as noted in the nonaccrual loans section above. Operating expenses and other related expenses are recorded on an accrual basis as incurred.

Income taxes
As a limited liability company, the Company itself is not subject to United States federal income taxes. Each member is individually liable for income taxes, if any, on its share of the Company's net taxable income. Accordingly, no provision or credit for income taxes is recorded in the accompanying financial statements. The Company anticipates paying distributions to members in amounts adequate to meet their tax obligation.

The Company applies the authoritative guidance for uncertainty in income taxes included in Financial Accounting Standards Board (“FASB”) ASC 740, Income Taxes, as amended by Accounting Standards Update 2009-06, Implementation Guidance on Accounting for Uncertainty in Taxes and Disclosures Amendments for Nonpublic Entities. This guidance requires the Company to recognize a tax benefit or liability from an uncertain position only if it is more likely than not that the position is sustainable, based on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, the Company would measure the tax benefit or liability as the largest amount that is greater than 50% likely of being realized upon ultimate settlement.

As of June 30, 2020, the Company had not recorded any benefit or liability for unrecognized taxes.

The Company files United States federal income tax returns as well as various state returns. With few exceptions, the Company’s tax returns and the amount of allocable income or loss are subject to examination by taxing authorities for three years subsequent to the Company’s commencement of operations. If such examinations result in changes to income or loss, the tax liability of the members could be changed accordingly. There are currently no examinations being conducted of the Company by the Internal Revenue Service or any other taxing authority.

The Company accrues all interest and penalties under relevant tax law as incurred. As of June 30, 2020, no amount of interest and penalties related to uncertain tax positions was recognized in the Statement of Operations.

3. Allocation of net income and loss

It is anticipated that the Operating Agreement will provide detailed provisions regarding the allocation of net income and losses among the members over the life of the Company. Generally, items of income and expense are allocated among members in proportion to the applicable membership interest.

4. Related party transactions

The Company will pay an annual management fee, calculated and payable on a quarterly basis, to the Managing Member. The management fee is based on an annual rate of 0.25% of the gross offering proceeds. As of June 30, 2020, no management fees have been accrued or paid.

5. Member’s equity

During 2020, the Managing Member, as sole member of the Company, made no capital contributions or received any distributions. Upon execution of the operating agreement, the Managing Member must contribute $100.

6. Bonds payable

After the close of the initial bond issuance and first full quarter of operations, the Company anticipates making quarterly interest payments to Senior Secured Bond bondholders at a rate of 6.00% per annum. The Bonds will be secured by a senior blanket lien on all assets of the Company. The Bonds will mature on the date which is 30 months from the initial issuance date of Bonds in such series.

The Bonds will be redeemable beginning 90 days from the issuance date. Once the Company receives written notice from the bondholder, it will have 90 days from the date such notice is provided to set the redemption date which shall be the last day of the corresponding quarterly period. If the notice is received on or after 90 days from the issuance date of the Bond and on or before its maturity date, the payment to the bondholder will be reduced by an amount equal to one third of the amount of interest accrued on the applicable Bond as of the redemption date.

The Company’s obligation to redeem bonds in any given year pursuant to this optional redemption is limited to 20% of the outstanding principal balance of the Bonds on January 1st of the applicable year. Bond redemptions pursuant to this election will occur in the order that notices are received.

7. Commitments and contingencies

The Managing Member has incurred and will continue to incur organizational and offering expenses which are reimbursable from the Company, at 0.50%% of total gross proceeds from the Bond offerings. The organizational and offering costs are not represented on the Company’s financial statements due to these being contingent upon a successful completion of the Bond offerings. The Company will expense organization costs when incurred and debt issuance costs will be capitalized and amortized through the maturity of each Series as applicable. As of June 30, 2020, there have been approximately $20,000 of organizational costs incurred by the Managing Member. Through the date of issuance, the Managing Member has incurred approximately $30,000 of organizational and offering costs.

The Company has provided general indemnifications to the Managing Member, any affiliate of the Managing Member and any person acting on behalf of the Managing Member or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

8. Subsequent events

The financial statements were approved by management and available for issuance on July 15, 2020. Subsequent events have been evaluated through this date.

PART III - EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description

(1)(a)	Managing Broker-Dealer Agreement by and between Crescent Securities Group, Inc. and Red Oak Capital Intermediate Income Fund, LLC*

(2)(a)	Certificate of Formation of Red Oak Capital Intermediate Income Fund, LLC*

(2)(b)	Limited Liability Company Agreement of Red Oak Capital Intermediate Income Fund, LLC*

(3)(a)	Form of Indenture between Red Oak Capital Intermediate Income Fund, LLC and UMB Bank, N.A.*

(3)(b)	Form of Bond*

(3)(c)	Form of Pledge and Security Agreement*

(4)	Subscription Agreement*

(11)(a)	Consent of UHY LLP

(11)(b)	Consent of Kaplan, Voekler, Cunningham & Frank, PLC

(12)	Opinion of Kaplan, Voekler, Cunningham & Frank, PLC regarding legality of the Bonds*
_____________
* Previously filed
** Included with the legal opinion filed pursuant to item (12)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids of Michigan on October 22 of 2020.

RED OAK CAPITAL INTERMEDIATE INCOME FUND, LLC a Delaware limited liability company

By:	Red Oak Capital Participation Fund GP, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Capital Group, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Manager

By:	/s/ Joseph Elias
Name:	Joseph Elias
Its:	Manager

By:	/s/ Kevin Kennedy
Name:	Kevin Kennedy
Its:	Manager

By:	/s/ Jason Anderson
Name:	Jason Anderson
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Jason Anderson
Name:	Jason Anderson
Its:	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)